UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2015

10:00 a.m. Eastern Time

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Morgans Hotel Group Co. (the “Company”) to be held on Wednesday, May 13, 2015, at 10:00 a.m., Eastern Time, at Hudson, 356 West 58th Street, New York, NY 10019, for the following purposes:

1.	to elect 10 directors to serve one-year terms expiring in 2015;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	to hold an advisory vote on executive compensation;

4.	to vote on a stockholder proposal, if presented, regarding the ability of stockholders to call a special meeting; and

5.	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on Wednesday, April 2, 2015, the record date for the annual meeting, will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name:	Meredith L. Deutsch
Title:	Secretary

New York, NY

April 15, 2015

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, NY 10018

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you own shares of common stock of Morgans Hotel Group Co. This proxy statement contains information related to the solicitation of proxies for use at our annual meeting of stockholders, to be held at 10:00 a.m., Eastern Time, on Wednesday, May 13, 2015 at Hudson, 356 West 58th Street, New York, NY 10019, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Morgans Hotel Group Co.

This proxy statement, the enclosed proxy card and our annual report to stockholders for 2015 are first being mailed to stockholders beginning on or about April 15, 2015.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on April 2, 2015, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.

When you vote by signing and returning the proxy card or vote by telephone or the Internet, you appoint Jason T. Kalisman, Richard T. Szymanski and Meredith L. Deutsch, three officers of the Company, as your representatives to vote your common stock at the annual meeting or any properly authorized adjournment thereof. Messrs. Kalisman and Szymanski and Ms. Deutsch, or any of them, will vote your common stock as you instruct on your proxy card or by telephone or the Internet. Accordingly, if you sign and return the proxy card or vote by telephone or the Internet, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card or voting by telephone or the Internet in advance of the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available for inspection by stockholders of record at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., by contacting our Secretary at our principal executive offices at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary.

Can I attend the annual meeting? What do I need for admission?

If you are a holder of our common stock at the close of business on April 2, 2015, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date for the annual meeting.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting, contact our Investor Relations department at (212) 277-4100.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	to elect 10 directors to serve one-year terms expiring in 2015;

•	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	to hold an advisory vote on executive compensation; and

•	to vote on a stockholder proposal, if presented, regarding the ability of stockholders to call a special meeting.

How does the Board recommend I vote on these proposals?

The entire Board of Directors recommends a vote:

•	“FOR ALL” of the Board’s 10 director nominees named in Proposal 1 of this proxy statement;

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2015 fiscal year;

•	“FOR” the advisory vote on executive compensation; and

•	“AGAINST” the stockholder proposal, if presented, regarding the ability of stockholders to call a special meeting.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in their own discretion.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

Stockholders of Record. If you are a stockholder of record (that is, if you hold shares of the Company in your own name), you may vote your shares by any of the following methods:

•	Vote by Mail. You may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as a guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Please mail the proxy card in the envelope provided to you so it is received in advance of the annual meeting on Wednesday, May 13, 2015.

•

Vote by the Internet or Telephone. You may vote by the Internet by logging on to the website listed on the proxy card, entering your control number located on the proxy card and voting by following the on-screen prompts. You may also vote by telephone (toll free) by calling the toll-free touchtone voting number listed on the proxy card, entering your control number located on the proxy card and following the touchtone prompts. If you vote by the Internet or by telephone, you do not need to return your proxy or voting instruction card. Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on May 12, 2015 for the voting of shares held by stockholders of record.

Beneficial Owners. If you are a beneficial owner, but your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), you may vote by completing, signing and dating the voting instruction card where indicated and by mailing or otherwise returning the voting instruction card in the envelope provided to you. Please mail the voting instruction card in the envelope provided to you with your voting instruction card so it is received in advance of the annual meeting on Wednesday, May 13, 2015. If your shares are held in street name, and if the bank or broker offers Internet and telephone voting, you will receive instructions from them that you must follow in order for your shares to be voted.

Your vote is important and our Board of Directors strongly encourages you to vote your shares by following the instructions provided on the enclosed proxy card or voting instruction card. Please vote promptly. Even if you plan to attend the annual meeting, our Board of Directors recommends that you vote in advance of the annual meeting via one of the methods described above.

What does it mean if I receive more than one proxy card or voting instruction card?

If your shares are registered in more than one name or are held in more than one account, you will receive a proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please follow the instructions you receive for each account to complete, sign, date and return each proxy card or voting instruction card you receive or to submit your proxy or voting instructions by telephone or by the Internet.

How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction card that I submit?

If you sign and submit a proxy card or voting instruction card without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by a majority of our Board on such matters, and as the proxy holders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the meeting.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name at the annual meeting, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2015 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions. For more information on broker non-votes on routine matters, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by (i) submitting a later-dated proxy by mail, telephone or the Internet, (ii) attending the annual meeting and voting in person or (iii) delivering instructions to our Secretary at our principal executive offices located at 475 Tenth Avenue, New York, NY 10018, Attn: Secretary. Please note that attendance at the meeting, in itself, will not constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on April 2, 2015, the record date for the annual meeting, will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares on non-routine matters, but has discretionary authority to vote with respect to one or more routine proposals. For more information on abstention and broker non-votes, see “— What effect do withhold votes, abstentions and broker non-votes have on the proposals?” below.

As of April 2, 2015, there were 34,427,520 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast on the election of directors. Therefore, the 10 nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Ratification of our independent registered public accounting firm, the advisory vote on executive compensation and the stockholder proposal regarding the ability of stockholders to call a special meeting will in each case require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board of Directors. The entire Board of Directors recommends you vote (i) “FOR ALL” of the Board’s 10 director nominees named in Proposal 1 of this proxy statement, (ii) “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2015 fiscal year, (iii) “FOR” the advisory vote on executive compensation and (iv) “AGAINST” the stockholder proposal regarding the ability of stockholders to call a special meeting, if presented.

•	In the election of directors, you may vote (i) “FOR ALL” of the Board’s 10 director nominees, (ii) “WITHHOLD ALL” with respect to the Board’s 10 director nominees or (iii) “FOR ALL EXCEPT” one or more, but not all, of the Board’s 10 director nominees.

•	On the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

•	On the stockholder proposal regarding the ability of stockholders to call a special meeting, if presented, you may vote “FOR,” “AGAINST” or “ABSTAIN”.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

Withhold Votes. In the election of directors, stockholders can withhold authority to vote their shares with respect to all of the Board’s 10 director nominees as a group by voting “WITHHOLD ALL” or with respect to one or more, but not all, of the Board’s 10 director nominees by voting “FOR ALL EXCEPT” and indicating for which individual nominee(s) the stockholder is withholding voting authority. Only the 10 nominees standing for election receiving the most “FOR” votes will be elected as directors. Withhold votes will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting but will not be counted in determining the outcome of the election.

Abstentions. Pursuant to Delaware law and our by-laws, abstentions are counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal, other than the election of directors. We intend to treat abstentions in this manner. With respect to the election of directors, only the 10 nominees standing for election receiving the most “FOR” votes will be elected as directors. For all other proposals, abstentions will have the same effect as a vote against the proposal. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors and the advisory approval of the Company’s executive compensation. If you are a beneficial owner and want your vote to count on these non-routine proposals, it is critical that you instruct your broker how to vote your shares. Consequently, if your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items, although your shares will count for purposes of determining whether a quorum exists.

Who will count the votes?

The Inspector of Election appointed for the annual meeting, who we expect will be a representative of Broadridge Financial Solutions, Inc., will separately tabulate the affirmative and negative votes, withheld votes, abstentions and broker non-votes.

Where can I find the voting results of the annual meeting?

We will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Who is soliciting my proxy, how is it being solicited and who is bearing the cost of such solicitation?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay all costs of soliciting proxies, including the costs of preparing and mailing this proxy statement. In addition to the solicitation by us of proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by telephone or by other appropriate means of communication. We request and anticipate that banks, brokers, fiduciaries, custodians and nominees will forward copies of our proxy soliciting materials to their principals and request their voting instructions, and we will reimburse those persons for their out-of-pocket expenses in doing so.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (800) 542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will promptly send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, NY 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors is currently comprised of 10 directors, each with terms expiring at the annual meeting. Messrs. John Brecker, Andrew Broad, Kenneth E. Cruse, John J. Dougherty, Martin L. Edelman, Jason T. Kalisman, Jonathan A. Langer, Howard M. Lorber, Bradford B. Nugent and Ms. Michelle S. Russo currently serve as directors of the Company.

Mr. Nugent has been nominated in accordance with the Stock Purchase Agreement dated October 15, 2009 (the “Yucaipa SPA”), among the Company, Yucaipa American Alliance Fund II, L.P, and Yucaipa American Alliance (Parallel) Fund II, L.P. (together with its affiliates, “Yucaipa”). Under the terms of the Yucaipa SPA, for so long as the Yucaipa investors collectively own or have the right to purchase through exercise of the warrants (assuming a cash exercise of such warrants) 875,000 shares of our common stock (the “Yucaipa SPA Condition”), we have agreed to use our reasonable best efforts to cause our Board of Directors to nominate and recommend to our stockholders the election of a person nominated by the Yucaipa investors as a director (the “Yucaipa Nominee”) and to use our reasonable best efforts to ensure that the Yucaipa investors’ nominee is elected to our Board of Directors at each such meeting. If that nominee is not elected as a director at a meeting of stockholders, the Yucaipa investors have certain Board of Director observer rights. Further, if we do not, within 30 days from the date of such meeting, create an additional seat on the Board of Directors and make available such seat to the nominee, the dividend rate on the Series A preferred securities held by Yucaipa increases by 4% during any time that a Yucaipa investors’ nominee is not a member of our Board of Directors. The Corporate Governance and Nominating Committee believes that Mr. Nugent will bring to the Board valuable business expertise, including his extensive transactional and advisory experience, which will allow the Company to continue to execute its strategy in 2015 and beyond.

Each of the Board’s 10 director nominees has consented to his or her name being submitted by the Company as a nominee for election as a director of the Company in this proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees and other representatives from stockholders to be voted at the annual meeting. Each such nominee has further consented to serve as a director of the Company if elected.

Based on its review of the relationships, if any, that any of our directors has with the Company, and as discussed in greater detail below, a majority of our Board has affirmatively determined that John Brecker, Andrew Broad, Kenneth E. Cruse, John J. Dougherty, Martin L. Edelman, Howard M. Lorber, Bradford B. Nugent and Michelle S. Russo are “independent” directors within the meaning of the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

The Board knows of no reason why any of its 10 director nominees would be unable to serve as a director. However, if at any time before the Annual Meeting, the Yucaipa SPA Condition is not met and Yucaipa’s right to nominate a Yucaipa Nominee ceases, or the Yucaipa Nominee is unavailable for election or service, the Board will, as permitted by our by-laws, decrease the size of the Board from 10 to nine. If any other director nominee is unavailable for election or service, the Board may designate a substitute director nominee and the persons designated as proxy holders on the proxy card will vote for the substitute director nominee recommended by the Board, or the Board may decrease the size of our Board.

Our Recommendation

THE ENTIRE BOARD RECOMMENDS YOU VOTE “FOR ALL” OF THE BOARD’S 10 DIRECTOR NOMINEES SET FORTH BELOW.

Vote Required

The affirmative vote of a plurality of the votes cast on the election of directors is necessary for the election of a director. Accordingly, the 10 nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares for which voting authority is withheld and broker non-votes will have no effect on the result of the vote.

Director Nominee Biographies

Set forth below are descriptions of the backgrounds and principal occupations of each of our 10 director nominees. The age and other information of each person are as of April 15, 2015.

Name	Age	Current Position with Morgans Hotel Group Co.
Jason T. Kalisman	36	Interim Chief Executive Officer and Director
John Brecker	51	Director
Andrew Broad	41	Director
Kenneth E. Cruse	46	Director
John J. Dougherty	64	Director
Martin L. Edelman	73	Director
Jonathan A. Langer	45	Director
Howard M. Lorber	66	Director
Bradford B. Nugent	35	Director
Michelle S. Russo	49	Director

Jason T. Kalisman, CFA, is our Interim Chief Executive Officer and Chairman of our Board of Directors. Mr. Kalisman is the founder and Chief Executive Officer of The Talisman Group, LLC, an investment firm. Mr. Kalisman is also a founding member of OTK Associates, LLC (“OTK”), which is the largest stockholder of the Company. Prior to founding The Talisman Group, LLC in 2012, Mr. Kalisman was at GEM Realty Capital, Inc., serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. From 2008 to 2010, Mr. Kalisman attended Stanford Graduate School of Business. Mr. Kalisman served The Goldman Sachs Group, Inc. from 2001 to 2007 in both the Real Estate and Structured Products Groups. Mr. Kalisman graduated from Harvard College with a Bachelor of Arts degree in Economics and Stanford Graduate School of Business with a Master of Business Administration, where he was also a recipient of their Certificate in Global Management. Mr. Kalisman has also earned the right to use the Chartered Financial Analyst designation.

Mr. Kalisman was appointed Chairman of our Board of Directors in June 2013 and in August 2013, he was appointed as our Interim Chief Executive Officer. Mr. Kalisman has served as a director of the Company since April 2011 and was a member of the Corporate Governance and Nominating Committee from July 2011 through March 2013 and from June 2013 through August 2013.

Mr. Kalisman brings to the Board his valuable expertise in the real estate and investment industries, as well as in corporate finance and governance matters. Mr. Kalisman’s past service on the Board of the Company and role as Interim Chief Executive Officer brings valuable insight into the business of the Company.

John Brecker is a member of the Audit Committee and Compensation Committee and has been one of our Directors since May 2014. Mr. Brecker is currently a Partner at Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee, a position he has held since January 2014. Mr. Brecker also serves as a Senior Advisor at Bowery Advisors, LLC, an investment advisor specializing in niche distressed investments, a position he has held since 2012. From 1998 to 2012, Mr. Brecker was a Principal and Portfolio Manager at Longacre Fund Management, LLC, a global credit investment firm that he founded in 1998. Prior to that, Mr. Brecker served as Vice President at Bear, Stearns & Co and a corporate lawyer at both Pryor Cashman and Angel & Frankel. Mr. Brecker also serves on the board of directors of Broadview Networks Inc., Catalyst Paper Inc., Dune Energy Inc., PMI Insurance Inc., RFI Industries Inc. and Loeb King Funds, a mutual fund. Mr. Brecker received a law degree from St. John’s University School of Law and a Bachelor of Arts in Political Science from American University.

Mr. Brecker brings to the Board his valuable legal and business expertise, including his extensive investment and advisory experience, both domestically and internationally.

Andrew Broad has been one of our Directors since May 2014. Mr. Broad is currently Vice President and Partner at Hotel Assets Group, LLC which is a specialized brokerage firm offering hotel-specific real estate and investment banking within the United States, a position he has held since September 2011. Prior to his role at Hotel Assets Group, Mr. Broad was Senior Vice President of Business Development at Alliance Hospitality Management, a third-party hotel management company, from February 2009 until September 2011. Mr. Broad has been the principal hotel broker for over 150 hotel transactions throughout the United States. In 2007, he was named one of Real Estate New Jersey’s Broker All-Stars. Mr. Broad holds a Bachelor of Science degree from the Cornell University School of Hotel Administration.

Mr. Broad brings over 15 years of experience in the hospitality industry, including hotel brokerage, third party hotel management, and brand development.

Kenneth E. Cruse has been one of our directors since March 2015. Mr. Cruse is currently the Chief Executive Officer of Alpha Wave Investors, LLC, a private equity firm that he founded in January 2015. Mr. Cruse has also served as the Chief Executive Officer of Sunstone Hotel Investors Inc. (NYSE: SHO) from August 2011 to January 2015 and as its President from December 17, 2010 to February 15, 2013. Mr. Cruse has over 20 years of experience in hotel investment, operations and finance. Mr. Cruse joined Sunstone in April 2005 as Senior Vice President of Asset Management and Corporate Transactions. In September 2006, he was named Senior Vice President of Corporate Finance and in January 2007, Mr. Cruse was named Chief Financial Officer. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President of Corporate Finance. He is actively involved in various industry and professional organizations. He served as the Director of Sunstone Hotel Investors Inc. from August 2011 to January 2015. He is a member of The Real Estate Roundtable and previously served on the Chief Executive Officer Council for the American Hotel & Lodging Association. He is also a member of the Southern California Chapter of Young President Organization and the Dean’s Advisory Council for Colorado State University Warner College of Natural Resources. Mr. Cruse earned a Master of Business Administration degree with distinction from Georgetown University and a Bachelor of Science degree in Tourism Management and Commercial Recreation from the Colorado State University

Mr. Cruse brings to the Board over 20 years of valuable experience in hotel investment, operations and finance.

John J. Dougherty is the Chairman of the Audit Committee and a member of the Compensation Committee and Corporate Governance and Nominating Committee and has been one of our Directors since June 2013. From 1986 until December 31, 2013, Mr. Dougherty was the Vice President of Olshan Hotel Management, Inc., a hotel management company, where he handled development, operations and the management of 7 Hilton and Marriott hotels, totaling 1,395 rooms and 1,000 employees. Mr. Dougherty was also director of Olshan Hotel Management, Inc., a privately owned company which is a subsidiary of Olshan Properties, a full-service real estate operating and investing company which holds 11 million square feet of retail properties, 5 million square feet of office space, 20,000 multi-family residential units, and 1,395 hotel rooms in its portfolio, and over 1,000 employees. Mr. Dougherty retired from his positions at Olshan Hotel Management, Inc. as of December 31, 2013. Mr. Dougherty holds a Bachelor of Science degree from the Cornell University School of Hotel Administration.

Mr. Dougherty brings to the Board over 25 years of valuable experience in the real estate and hotel management industries. In particular, Mr. Dougherty provides the Board with valuable counsel, advice, and expertise with respect to the development and management of hotels.

Martin L. Edelman has served as of counsel to Paul Hastings LLP, a New York law firm, since 2000. From 1972 to 2000, he served as a partner at the law firm of Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman served as a director for Avis Budget Group, Inc. from 1997 until his resignation in February 2013, which became effective on March 15, 2013, and as a director of Ashford Hospitality Trust, Inc. until his resignation in 2014. He is a director of Advanced Micro Devices, Inc., Blackstone Mortgage Trust, Inc. and Equity Commonwealth. Mr. Edelman received his law degree from Columbia University and a Bachelor of Arts in History from Princeton University.

Mr. Edelman brings to the Board over 30 years of valuable real estate and transactional experience.

Jonathan A. Langer has been one of our Directors since June 2013 and was a member of the Audit Committee and Corporate Governance and Nominating Committee until February 2014, at which time, Mr. Langer became a consultant for the Company (See “Certain Relationships and Related Transactions”). Since 2011, Mr. Langer has been a Partner at Fireside Investments, a private investment firm. From March 2010 to March 2011, Mr. Langer worked in private investing at Bain Capital. From 1994 to 2009, Mr. Langer was a Managing Director at Goldman, Sachs & Co. Mr. Langer has served as a director of Kerzner International Resorts, Inc., Hilton Hotels & Resorts and Strategic Hotel Hotels & Resorts, Inc. Mr. Langer graduated from The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics degree.

Mr. Langer brings to the Board his extensive experience buying and selling lodging and resort businesses, including restructuring and turnaround experience. He has also worked with asset companies, management companies, and branded companies and served on the boards of public companies in the hospitality industry.

Howard M. Lorber has been one of our directors since March 2015. Howard M. Lorber is President and Chief Executive Officer and member of the Board of Vector Group Ltd. (NYSE: VGR) and Chairman of Douglas Elliman Realty, LLC, a majority-owned subsidiary of Vector Group, which operates the largest residential brokerage company in the New York City metropolitan area and the fourth-largest in the United States. Mr. Lorber has been with Vector Group and its diversified interests since 1994. Mr. Lorber is also Chairman of the Board of Directors of Nathan’s Famous, Inc., a chain of fast food restaurants, a director of United Capital Corp., a real estate investment and diversified manufacturing company, and Vice Chairman of the Board of Ladenburg Thalmann Financial Services. Mr. Lorber holds a Bachelor of Arts degree, a Master of Science degree in Taxation and an Honorary Doctorate from Long Island University, where he is also a trustee.

Mr. Lorber brings to the Board his valuable expertise in the real estate and investment industries, including more than 25 years of experience serving on the board of a restaurant and real estate company.

Bradford B. Nugent has been one of our directors since April 2015. Mr. Nugent is a Partner at The Yucaipa Companies and is active in sourcing and executing investment opportunities, structuring financing for investments and monitoring portfolio company performance and strategic initiatives focusing primarily on the real-estate and hospitality space. Prior to joining The Yucaipa Companies in 2005, Mr. Nugent served as an Associate of Flag Capital Management, a multi-strategy hedge fund with several billion in commitments. Previously, Mr. Nugent was in the Leveraged Finance and Sponsor Coverage group at CIBC World Markets, consummating several leveraged transactions in various industries. Mr. Nugent received a Bachelor of Arts from Columbia College in New York City. Mr. Nugent is an active board member of Yucaipa’s hospitality investments, including Soho House, luxury brands Stephen Webster and Garrard, as well as Simon Worldwide, Inc.

Mr. Nugent brings to the Board valuable business expertise, including his extensive transactional and advisory experience.

Michelle S. Russo has been one of our Directors since May 2014 and is the Chairman of the Compensation Committee. Ms. Russo founded Hotel Asset Value Enhancement, Inc. (“hotelAVE”), a hotel asset management company advising on over $4 billion of hotel real estate annually, in 2003. Ms. Russo also is a Vice President of Stepstone Hospitality, Inc., a position she has held since 2008. Prior to founding hotelAVE, Ms. Russo managed a half-billion dollar portfolio for John Hancock Mutual Life Insurance Company. In addition, Ms. Russo was responsible for changing the 2660 Woodley Road property’s management, the subject of a well-known legal action initiated by Ms. Russo, and overseeing a multi-million dollar repositioning renovation of the 1,500-room convention hotel. Prior to founding hotelAVE, Ms. Russo’s professional experience includes Vice President and Senior Leisure Analyst at Deutsche Banc Securities, Inc., Investment Officer and Hotel Real Estate Asset Manager at John Hancock Mutual Life Insurance Company, Senior Vice President at Pinnacle Advisory Group and Vice President at Hospitality Valuation Services. Ms. Russo graduated from the School of Hotel Administration at Cornell University with a Bachelor of Science degree.

Ms. Russo brings to the Board her valuable experience, including her prior capital markets and analyst experience, as well as more than 25 years of practical, hands-on experience with hotels, restaurants, resorts, convention centers, real estate, and finance.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

•	Corporate Governance Guidelines;

•	Code of Business Conduct;

•	Code of Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Corporate Governance and Nominating Committee.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.morganshotelgroup.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Morgans Hotel Group Co.

Attn: Investor Relations

475 Tenth Avenue

New York, NY 10018

Director Independence

Our Corporate Governance Guidelines require us to have a majority of our Board consisting of directors who (i) are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), (ii) do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (iii) who are otherwise independent under the Nasdaq rules. Under the Nasdaq rules, the following persons would not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•	a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board undertakes an annual review of the independence of all directors. In determining independence, our Board considers all facts and circumstances. In assessing the materiality of a director’s relationship with the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organization with which the director has an affiliation. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has evaluated the status of each director, and a majority of our Board has affirmatively determined, after considering the relevant facts and circumstances, that each of Messrs. Brecker, Broad, Cruse, Dougherty,

Edelman, Lorber and Nugent, and Ms. Russo is “independent” as defined in the Nasdaq rules. In reaching these decisions, our Board has undertaken a review of the independence of each of the current directors of the Company and, in connection with such review, the Board has reviewed the relationships, if any, that each director has with the Company, as known to the Board or management of the Company, and which have been disclosed by each of the directors.

After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

We do not have a policy with regard to whether the offices of Chairman of the Board and Chief Executive Officer may or may not be held by the same individual. Our governing documents permit the Chairman and Chief Executive Officer to be the same or different individuals, which provides the Board of Directors the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman of the Board and Interim Chief Executive Officer of the Company are currently held by Mr. Kalisman. The Company does not have a lead independent director at this time. The Board believes that its current leadership structure is appropriate at this time in light of its ongoing search for a Chief Executive Officer. We expect that, as a part of our search for a Chief Executive Officer, the Board will re-evaluate our Board leadership structure, including whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same individual.

Executive Sessions of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq rules, in order to promote open discussion among independent directors, our independent directors meet from time to time in scheduled executive sessions without management participation. See “— Director Independence” above for a list of our independent directors.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending written correspondence to the Independent Directors, c/o Secretary of Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018. The Secretary will forward all such correspondence to the independent director then presiding over the executive sessions of the independent directors. The applicable independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held 23 Board meetings in 2014. Each of our directors attended at least 75% of the aggregate number of Board meetings and applicable committee meetings on which they served during 2014. We held our annual meeting of stockholders in May 2014, at which four of our current directors attended. The Company does not have a policy regarding director attendance at our annual meeting of stockholders.

Criteria for Board Membership

According to our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee determines new nominees for the position of independent director who satisfy Nasdaq requirements and the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

Neither the Corporate Governance and Nominating Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Corporate Governance and Nominating Committee’s consideration of diversity may include, but is not limited to, diversity of business experience, industry experience, professional expertise, personal skills, viewpoints, geographic background, ethnicity, gender and age. The Corporate Governance and Nominating Committee also considers diversity of life experiences in considering director candidates. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Corporate Governance and Nominating Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards, and also considers any conflicts of interest (including any appearance of a conflict of interest) or related party issues that may be raised as a result of such candidate’s membership on the Board.

The Corporate Governance and Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Corporate Governance and Nominating Committee members, (ii) other members of the Board and (iii) our stockholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

As part of the identification process, the Corporate Governance and Nominating Committee considers the number of expected director vacancies and the number and the desired overall composition of the Board. During the identification process, the Corporate Governance and Nominating Committee endeavors to balance the following goals: (i) the size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully; (ii) the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business; and (iii) a majority of the Board shall consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under Nasdaq rules. If the new director is expected to serve on a committee of the Board, the Corporate Governance and Nominating Committee considers the specific needs of such committee and any Nasdaq or other regulatory requirements or standards governing service on such committee.

Once a director candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Each candidate goes through a screening process that includes interviews, background checks, review and verification of credentials, review of public records and other appropriate measures. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending director candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our by-laws and summarized below under “Board of Directors and Corporate Governance — Corporate Governance Information — Stockholder Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws. These notice provisions require that nominations for directors must be received no more than 90 days and no less than 60 days before the date of the annual meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed. The stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business experience and background of such person, as set forth in our by-laws, (ii) the class and number of shares of Morgans Hotel Group Co. that are beneficially owned or owned of record by such person, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected, and (iv) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as set forth in our by-laws; and

•	as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (ii) the class and number of shares of Morgans Hotel Group Co. that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics, which is applicable to all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. This code is intended to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

We have also adopted a Code of Business Conduct, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics and Code of Business Conduct to our website and intend to promptly post any waiver or amendment of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer to our website.

In addition to the Code of Ethics and Code of Business Conduct, the Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the Audit Committee chair will:

•	either call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting, depending upon the apparent urgency of the matter;

•	review the complaint to determine whether the complaint raises a material concern;

•	investigate or have a designee investigate each concern or complaint; and

•	review the results of the investigation and communicate the findings and recommendations to the full Board.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our Chief Financial Officer and Senior Vice President of Finance-Audit & Compliance, together with our internal audit department, develop an audit plan designed to address key corporate governance controls and financial reporting and internal control risks. This plan is subsequently reviewed by the Audit Committee, and the Senior Vice President of Finance-Audit &Compliance then reports the audit results to the Audit Committee on a quarterly basis, or more frequently as needed. In addition, our General Counsel meets quarterly with the Audit Committee and provides updates to the Audit Committee regarding material litigation and legal compliance matters. The Audit Committee (as well as the other committees of the Board) periodically updates the full Board as to matters discussed in its committee meetings and seeks input from the full Board as necessary and appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, our Chief Executive Officer, Chief Financial Officer and General Counsel, due to their management positions, are able to frequently communicate with other members of our management and update the Board regularly on the important aspects of the Company’s day-to-day operations.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” under Nasdaq rules as discussed under “Board of Directors and Corporate Governance — Corporate Governance Information — Director Independence.”

The table below provides membership information for each of the Board committees as of April 15, 2015:

Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee		Special Transaction Committee
John Brecker	X		X
Andrew Broad							X
John J. Dougherty	X	*†	X		X		X
Martin L. Edelman	X				X	*
Jason T. Kalisman							X
Jonathan A. Langer							X
Michelle S. Russo			X	*

*	Chairman
†	Audit Committee Financial Expert

Audit Committee

The Audit Committee currently consists of Messrs. Dougherty (Chairman), Brecker and Edelman. Mr. Langer and Andrea L. Olshan, a former director, also served on the Audit Committee during 2014. Pursuant to its charter, the Audit Committee is responsible for, among other things, (i) overseeing management’s maintenance of the reliability and integrity of our financial reporting and disclosure practices, (ii) overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning, (iii) overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy, (iv) reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings, (v) reviewing the performance of the independent public accounting firm, (vi) appointing, retaining or terminating the independent public accounting firm, (vii) pre-approving all audit, audit-related and other services, if any, to be provided by the independent public accounting firm and (viii) reviewing and approving all related party transactions of the Company. The Board has designated Mr. Dougherty as the Audit Committee financial expert as that term is defined by the SEC and has determined that each is “independent” as that term is defined by Nasdaq. See “Director Biographies” above for information regarding their financial expertise and business background. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. The Audit Committee met 11 times in 2014.

Compensation Committee

The Compensation Committee currently consists of Ms. Russo (Chairman) and Messrs. Brecker and Dougherty. Ms. Olshan and Mahmood J. Khimji, each a former director, also served on the Compensation Committee during 2014. Pursuant to its charter, the Compensation Committee is responsible for, among other things:

•	reviewing and approving the corporate goals and objectives relevant to the compensation paid to our CEO, evaluating the CEO’s performance in light of these goals and objectives and, either as a committee or with the other independent directors of the Board, determining the CEO’s compensation;

•	determining the compensation paid to the other executive officers of the Company;

•	overseeing and administering our incentive compensation plans and programs;

•	reviewing and approving any severance or termination payments or benefits, as well as any perquisites or other personal benefits provided to the executive officers of the Company;

•	overseeing and assisting the Company in preparing the compensation discussion and analysis, or the Compensation Discussion and Analysis, for inclusion in the Company’s proxy statement and Annual Report on Form 10-K;

•	providing a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Company’s proxy statement;

•	reviewing and discussing the Compensation Discussion and Analysis with management and making a recommendation to the Board regarding whether to include the Compensation Discussion and Analysis in the Company’s proxy statement and Annual Report on Form 10-K; and

•	preparing a Compensation Committee report to be included in the Company’s proxy statement and Annual Report on Form 10-K.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

The Board of Directors has established a special two-member committee of the Board (the “Non-Executive Equity Award Committee”), and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the Amended and Restated 2007 Plan. Grants by the Non-Executive Equity Award Committee may not exceed 540,000 shares of common stock in the aggregate (subject to downward adjustment for specific awards) or such other limit as the Compensation Committee may establish from time to time. The special two-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Amended and Restated 2007 Plan. The Non-Executive Equity Award Committee currently only has one member and, as a result, does not have the authority to take any action until its vacancy is filled.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Following the 2014 Annual Meeting, the Compensation Committee engaged FPL Associates to act as its compensation consultant. The Compensation Committee has sole authority to terminate any engagement with a compensation consultant. The Compensation Committee met 10 times in 2014.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Mr. Edelman (Chairman) and Mr. Dougherty. Ms. Olshan and Michael E. Olshan, each a former director, also served on the Corporate Governance and Nominating Committee during 2014. Pursuant to its charter, the Corporate Governance and Nominating Committee is responsible for, among other things, (i) seeking, considering and recommending to the Board qualified candidates for election as directors and to fill any vacancies on the Board, (ii) recommending a slate of nominees for election as directors at the annual meeting, (iii) preparing and submitting to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board, (iv) considering all candidates for election as directors recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement and (v) considering and recommending to the Board other actions relating to our corporate governance. The Corporate Governance and Nominating Committee also annually recommends to the Board nominees for each committee of the Board and facilitates the assessment of the Board’s performance as a whole and of the individual directors. The Corporate Governance and Nominating Committee met seven times in 2014.

Special Transaction Committee

The Special Transaction Committee currently consists of Messrs. Broad, Dougherty, Kalisman and Langer. Ms. Olshan and Mr. Olshan, each a former director, also served on the Special Transaction Committee during 2014. The Board formed the Special Transaction Committee to evaluate a full range of alternatives, including the potential sale or merger of the Company.

AUDIT RELATED MATTERS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2014 have been audited by BDO USA, LLP, who served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015. We have been advised by BDO USA, LLP that representatives of BDO USA, LLP will be present at our annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider the appointment and may retain BDO USA, LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

Vote Required

The ratification of the appointment of BDO USA, LLP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. For purposes of the vote on this proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal.

Disclosure of BDO USA, LLP Fees for the Years Ended December 31, 2014 and 2013.

The following summarizes the fees billed by BDO USA, LLP for services rendered during, or in connection with, our 2014 and 2013 fiscal years, as applicable:

	2014	2013
Audit Fees(1)	$734,083	$748,628
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$734,083	$748,628

(1)	Audit Fees include fees for the audit of our consolidated financial statements, review of quarterly financial statements, audit of certain subsidiaries and the issuance of standalone financial statements, and other services related to SEC matters, such as compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Amount in 2013 includes approximately $110,000 of fees incurred related to a proposed deleveraging transaction.

All services provided by BDO USA, LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Dougherty (Chairman), Brecker and Edelman. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2014 with our management and representatives of BDO USA, LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16 (Communication with Audit Committee). The Audit Committee has received both the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with BDO USA, LLP the independence of BDO USA, LLP from us. The Audit

Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2014 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors

John J. Dougherty (Chairman)
John Brecker
Martin L. Edelman

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICER BIOGRAPHIES

The following are our current executive officers:

Name	Age	Position
Jason T. Kalisman	36	Interim Chief Executive Officer
Richard T. Szymanski	57	Chief Financial Officer
Joshua Fluhr	43	Executive Vice President and Chief Operating Officer
Meredith L. Deutsch	42	Executive Vice President, General Counsel and Secretary

Set forth below are biographical summaries of our executive officers as of April 15, 2015. The biographical information for our other executive officer, Jason T. Kalisman, our Interim Chief Executive Officer, is set forth above under “Board of Directors and Corporate Governance — Director Biographies.” Executive officers are elected by and serve at the discretion of our Board.

Richard T. Szymanski has been our Chief Financial Officer since he joined the Company in 2005. From 2003 until 2005, Mr. Szymanski was Senior Vice President and Chief Financial Officer of Prime Hospitality LLC, an entity controlled by The Blackstone Group L.P., and its predecessor Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller. Mr. Szymanski previously worked for Ernst & Young from 1979 to 1986 in several positions including audit manager. Mr. Szymanski received a Bachelor of Science degree in accounting from Rutgers University.

Joshua Fluhr has been our Executive Vice President and Chief Operating Officer since March 2014. Mr. Fluhr has served as Senior Vice President, Operations since September 2011. Before joining the Company, Mr. Fluhr served at sbe Entertainment Group as Vice President, Development and Hotel Openings from May 2011 to September 2011 and as Vice President, Hotel Operations from May 2007 to May 2010. From May 2010 to May 2011, Mr. Fluhr served as Senior Director of Operations of EDITION Hotels. Prior to May 2007, Mr. Fluhr worked with Starwood Hotels for five years in a number of different capacities, including the Director of Brand Operations on the creation of Aloft Hotels, Director of Operations for W Union Square and the Director of Six Sigma for W Times Square. Mr. Fluhr received a Bachelor of Schedule degree from the Cornell University School of Hotel Administration and a Master of Business Administration from the Leonard N. Stern School of Business at New York University.

Meredith L. Deutsch has been our Executive Vice President and General Counsel since May 2014 and Secretary since March 2015. From January 2014 until April 2014, Ms. Deutsch provided legal consulting services to us. Prior to that, Ms. Deutsch served as Acting General Counsel of KIT digital, Inc., a video services and software company from 2012 until 2013. Prior to joining KIT digital, Ms. Deutsch was Of Counsel in the Capital Markets practice in the New York office of the international law firm of Jones Day for 12 years, where she advised Fortune 500, mid-market and private companies on a wide variety of securities law and other corporate law matters. Ms. Deutsch received her law degree, cum laude, from Cornell Law School and her Bachelor of Arts in History from the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the actions taken by the Compensation Committee of our Board of Directors during 2014 with respect to the following “named executive officers”. We note that two of the named executive officers set forth below were terminated on March 10, 2014 but appear in this analysis as a result of SEC rules. In general, when we refer to “named executive officers” in this Compensation Discussion and Analysis section we are referring to our currently employed named executive officers.

Jason T. Kalisman	Interim Chief Executive Officer
Richard T. Szymanski	Chief Financial Officer
Joshua Fluhr	Executive Vice President, Chief Operating Officer
Meredith L. Deutsch	Executive Vice President, General Counsel & Secretary
Daniel R. Flannery	Former Executive Vice President, Chief Operating Officer
Yoav Gery	Former Executive Vice President Chief Development Officer

Executive Summary

We are a fully integrated lifestyle hospitality company that operates, owns, acquires, develops and redevelops boutique hotels, primarily in gateway cities and select resort markets in the United States, Europe and other international locations. We operate in a highly competitive environment.

Key 2014 Initiatives

During 2014, as described below, we continued to focus on strengthening our balance sheet and focusing on our core assets, while also managing through a number of developments at the corporate level, including a second proxy contest, settling our litigation with Yucaipa, undertaking a strategic review process and a reduction in workforce. The Company believes that the actions and achievements of the Company described below have placed the Company in a better position to create shareholder value and grow its portfolio going forward.

Restructured Debt. During 2014, we restructured our debt by refinancing our Hudson and Delano South Beach properties, which enabled us to repay our 2.375% Senior Subordinated Convertible Notes and our The Light Group promissory notes, thereby strengthening our balance sheet.

Reduction of Corporate Cost Structure. In early 2014, we initiated a significant reduction in overhead expenses, including a reduction in workforce, at both the corporate office and property level, in order to optimize our organizational structure and lay the groundwork for additional growth.

Growth of Hotel Portfolio. In 2014, we expanded our portfolio of hotels with the opening of three new properties, while strategically making decisions to terminate certain hotel management agreements, discussed below.

Mondrian London. Mondrian London, a 359-room hotel operated under a long-term management agreement, opened on September 30, 2014. This is the first Mondrian-branded hotel outside the United States, representing the evolution and expansion of the Mondrian brand.

Delano Las Vegas. Delano Las Vegas, a 1,117-room hotel at Mandalay Bay, opened in September 2014. Delano Las Vegas is managed by MGM pursuant to a 10-year licensing agreement, with two five-year extensions at our option, subject to performance thresholds.

10 Karaköy. In January 2014, we entered into a franchise agreement for 10 Karaköy, a 71-room Morgans Original in Istanbul, Turkey, which opened in November 2014.

Termination of Management Agreements. Throughout 2014, we terminated management agreements that were not advantageous to us, which resulted in a return of $13 million to us and relieved us of performance guarantees in the future.

Direction of Compensation Program

The Compensation Committee believes that the compensation program for our executive officers, including our named executive officers, should attract highly qualified individuals and retain and motivate them to achieve challenging strategic and financial corporate goals. As such, the Compensation Committee believes that the compensation of our named executive officers should be tied to the performance of the Company and aligned with the interests of our stockholders.

Since mid-2013, when the Board of Directors turned over, the Compensation Committee has been focused on creating more effective compensation practices to properly retain and motivate our executives. As a result of the occurrence of certain events at the parent company level over the last two years, including the termination of key executives, a second proxy contest, the now settled litigation with Yucaipa, and the strategic review process undertaken by our Board of Directors, 2014 continued to be a unique and challenging year for the Company. By the end of the second quarter of 2014, the Compensation Committee had two new members and a renewed focus on improving on past compensation practices. In mid-2014, the Compensation Committee engaged an independent compensation consultant, FPL Associates (“FPL”) with experience and focus on REITS and hospitality clients. The Compensation Committee, together with FPL, examined peer companies of similar size (as opposed hotel and gaming companies of any size, which had been used by the prior Compensation Committee). The hiring of FPL and the setting of the new peer group was the first step in carrying out the Compensation Committee’s renewed focus on properly aligning compensation practices to the market and to stockholders’ interests.

As noted above, the timing of the reduction in workforce in March 2014 and the second proxy fight ending in May 2014 added complexity to the process for setting executive compensation in 2014. Following the reduction in workforce in March 2014, the Company had an entirely new senior management team, with the exception of Messrs. Kalisman and Szymanski. With the exception of Ms. Deutsch, who joined us from the outside, the other new members of the senior management team were promoted from within following the reduction in workforce. The members of the Compensation Committee also changed and the two new members commenced service in mid-2014 as the 2014 executive compensation setting process was already underway, but not yet completed. These changes led to some delay in the process for setting compensation for 2014, however, in setting the incentive compensation the newly constituted Compensation Committee utilized the metrics and goals set by the prior Compensation Committee earlier in 2014. The Compensation Committee’s work throughout the balance of 2014 and forward continued, and continues, to work towards refining the Company’s compensation practices, while being sensitive to the Board’s ongoing strategic review process. The Compensation Committee believes that is has made positive strides since the last annual meeting, including hiring a new independent consultant and setting a new peer group and expects to continue to improve compensation practices to further align compensation with its peers and stockholder interests.

Overview of Compensation Program

Objectives

Our current executive compensation philosophy is defined by the following program characteristics:

•	Provide competitive compensation to attract and retain qualified, high-performing executives. The Compensation Committee believes that the Company must offer competitive total compensation, which includes base salary, annual cash incentives and long-term equity incentives, to recruit key executive talent as we continue to evolve and to provide meaningful rewards to our key executive officers so that they are incentivized to remain with the Company.

•	Provide compensation that is tied to our performance. The Compensation Committee believes that there should be a link between compensation that is actually paid and the achievement of key financial, operating and strategic goals. We will continue to develop a pay-for-performance culture intended to drive the creation of stockholder value, not only for our named executive officers but for our employees more broadly.

•	Align the interests of executives and stockholders through equity-based compensation. We historically made annual equity grants to our executives, including to our named executive officers, in order to create symmetry between their interests and those of our stockholders and to serve as a retention tool over the award’s vesting period. We believe that equity awards are an important tool to align the interests of our executive officers and other key employees with our stockholders. Going forward, we will review the design of our equity compensation program and may change the types and/or amounts of equity from what historically had been granted.

The Compensation Committee is committed to continuing to design a compensation program for our executive officers, including our named executive officers, that will allow us to achieve our objectives of attracting and retaining highly-qualified executives, motivating them to perform at their highest individual levels, rewarding executives for achieving challenging Company financial and strategic goals, and aligning the interests of our executives with those of our stockholders, in all cases, without creating incentives for our executives to take undue risk. The Compensation Committee expects that in 2015 it will continue to implement a more objective and formulaic compensation program to align pay with performance.

Say-On-Pay

At the 2014 Annual Meeting, 58.2% of our stockholders approved the compensation of our named executive officers. In light of this vote, the Compensation Committee, as noted above, already has taken steps to enhance our compensation processes and continues to evaluate our executive compensation programs.

Compensation Practices

Although our review of our executive compensation program is ongoing, there are certain sound compensation governance practices that have historically been maintained by the Company that we intend to continue. These practices include the following:

•	Our stock plan prohibits the repricing of stock options or recycling of shares without stockholder approval.

•	Our insider trading policy prohibits our directors and employees, including our named executive officers, from hedging their interest in the Company’s stock.

•	Pursuant to Company policy, we prohibit executive officers and directors from purchasing or selling options to sell or buy Company common stock (“puts” and “calls”) or engaging in short sales with respect to Company common stock.

Setting of Executive Compensation

The Compensation Committee’s philosophy in setting executive compensation is to provide incentives to the named executive officers to achieve outstanding performance results, to outperform direct competitors, and, ultimately, to optimize stockholder value. To support this philosophy, the Compensation Committee sets target compensation in a range so that actual pay outcomes will vary (above or below target) based on the performance achieved.

Roles and Responsibilities in Determining Executive Compensation

The Compensation Committee establishes executive officer compensation packages and determines cash payout and performance equity vesting levels for performance-based compensation after the conclusion of the relevant performance period. The Compensation Committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.

The Compensation Committee receives input from its compensation consultant on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions. In 2014, at a number of meetings, FPL provided executive compensation trend updates to the Compensation Committee.

Until mid-May 2014, the Compensation Committee relied on Aon-Hewitt, which is management’s compensation consultant, to provide it with benchmarking data used to assist the Compensation Committee in setting the compensation packages included in Mr. Fluhr and Ms. Deutsch’s employment agreements. The data provided by Aon-Hewitt was in the form of multiple compensation surveys across a wide band of companies of various sizes and in various industries, including the hotel and hospitality industries. In establishing the compensation package for Mr. Fluhr, the Compensation Committee also relied on limited current market data for chief operating officer positions in the hotel industry in New York and other states provided by Spencer Stuart, an executive search firm that had been engaged by the Company. The Committee utilized the data provided by Aon-Hewitt, and in the case of Mr. Fluhr, Spencer Stuart, to evaluate both the overall compensation package for Mr. Fluhr and Ms. Deutsch, as well as to assess the components of compensation. For the remainder of the year ended December 31, 2014, the Compensation Committee engaged FPL to prepare a peer group compensation benchmarking analysis for setting the targets and target amounts under the 2014 annual cash incentive plan and to assist the Compensation Committee in structuring and evaluating proposed officer compensation packages as well as potential year-end payouts.

With the Compensation Committee’s permission or at the Compensation Committee’s request, selected members of senior management from finance, legal or human resources functions may work cooperatively with the compensation consultant in preparing proposals for officer compensation packages or other executive compensation arrangements for consideration by the Compensation Committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes.

The Chief Executive Officer provides input to the Compensation Committee on each proposed executive officer compensation package. The Chief Executive Officer’s input to the Compensation Committee is based, among other things, on his views of each officer’s performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. Notwithstanding the Chief Executive Officer’s input, the Compensation Committee exercises independent judgment on executive compensation and is solely responsible for final decisions on such matters.

Peer Group

In 2014, the Compensation Committee consulted with FPL on the Company’s peer group and requested that FPL review the appropriateness of the Company’s prior compensation peer group and make suggestions regarding modifications to this peer group in order to facilitate future executive compensation decisions. Based on FPL’s initial review, it was determined that a number of changes were required, primarily to better reflect the relative degree of size, and therefore complexity of operations, of the Company and that of its peers. FPL considered the following criteria for selecting peer group companies:

•	companies focused primarily in the leisure and entertainment industry (real estate operating companies/lodging companies irrespective of product type, hotel real estate investment trusts with upscale assets, resorts/casinos with a luxury brand);

•	companies similar in size to the Company (defined by total capitalization, total revenues, total assets, number of employees); and

•	geographic location (companies that may compete with the Company for talent and/or portfolio concentration across multiple markets and countries).

Although the Compensation Committee strives to maintain as much consistency as possible when reviewing the peer group selection to ensure meaningful comparisons to market data over time, the peer group was largely revised to include companies that more closely met the above criteria. The prior peer group included companies across industry focuses and ranging in size (measured by total capitalization and total revenues) between 0.2x and 27.5x the size of the Company, with the majority of such companies in excess of 15x the Company’s size. The new peer group has companies closer in line with the size of the Company with all of such companies ranked between 0.2x and 5.3x the size of the Company, measured primarily by total capitalization. A listing of the companies that comprised our prior peer group along with those in the new peer group is set forth below.

Prior Peer Group	New Peer Group
Boyd Gaming Corporation	Belmond Ltd.
Hyatt Hotels Corporation	Chatham Lodging Trust
Lions Gate Entertainment Corp.	Chesapeake Lodging Trust
Red Lion Hotels Corporation	Choice Hotels International, Inc.
Ryman Hospitality Properties, Inc.	Interval Leisure Group, Inc.
Sirius XM Holdings Inc.	Isle of Capri Casinos, Inc.
Starwood Hotels & Resorts Worldwide, Inc.	Marcus Corporation
Wyndham Worldwide Corporation	Monarch Casino & Resort, Inc.
Wynn Resorts, Limited	Pebblebrook Hotel Trust
Red Lion Hotels Corporation
Ryman Hospitality Properties, Inc.
Town Sports International Holdings, Inc.
Vail Resorts

Summary size statistics for the Company relative to the peer companies are shown below.

Size Statistic (Based on EOY 2014)	Our Relative Ranking vs. Prior Peer Group	Our Relative Ranking vs. New Peer Group
Total Revenues	1st percentile	19th percentile
Total Assets	2nd percentile	22nd percentile
Total Capitalization	2nd percentile	28th percentile
Number of Employees	38th percentile	59th percentile

Further, the Company is one of several companies that maintain international operations, which adds a degree of complexity to the executive’s roles.

The Compensation Committee determined that the peer group changes ensured an accurate assessment of rates of pay in the marketplace in which the Company competes for executive talent. After setting the peer group, the Compensation Committee reviewed the targets and metrics for the 2014 annual cash incentive plan, discussed below, in light of the compensation data of the peer group companies.

We anticipate that the members of the peer group will be revisited each year to ensure that they continue to be appropriate and to determine whether companies should be added or removed.

Overview of the Establishment of Officer Compensation for the Year Ended December 31, 2014

In establishing overall compensation levels for each named executive officer, the factors considered by the Compensation Committee consisted of:

•	review of peer group compensation practices as prepared by FPL and Aon-Hewitt;

•	the officer’s compensation for the previous year (if applicable);

•	a subjective assessment of the officer’s performance in the previous year (if applicable);

•	the Company’s performance in the previous year; including the impact of unusual events at the corporate level as highlighted above.

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.

The financial performance goals established by the Compensation Committee for the cash incentive plans are based on our internal operating plan, which uses non-GAAP (generally accepted accounting principles) measures that the Board of Directors and senior management consider critical/important in managing the business. For extraordinary non-budgeted events, such as M&A activity or unanticipated litigation, the Compensation Committee or the Board of Directors may normalize performance results to ensure comparability with performance goals, unless otherwise provided under the terms of the applicable award. For 2014, the Compensation Committee considered making adjustments for certain unusual events, but ultimately determined that any such adjustments were not warranted. However, as a result, the Compensation Committee recognized the need to motivate and retain the executive team throughout 2015. See “- 2015 Retention Bonuses” below.

Compensation Policies

The Compensation Committee believes that both short- and long-term compensation are necessary components of a sound executive compensation program that, when delivered based on the achievement of pre-established performance goals, incentivizes our executives, including our named executive officers, to achieve our key strategic and financial goals. The Compensation Committee expects that in 2015 that it will continue to adopt a more objective, formulaic and yet balanced system to align pay and performance.

Elements of Executive Compensation

Base salary

Base salaries are paid to provide a steady source of income to our named executive officers, to promote retention and to compensate executives for performing the daily duties of their jobs. Effective March 2014, in connection with his promotion to Chief Operating Officer, the Compensation Committee increased the base salary paid to Mr. Fluhr by 6%, effective April 1, 2014, based on the Compensation Committee’s review of the market data provided by Aon-Hewitt and Spencer Stuart. As disclosed elsewhere in this proxy statement, prior to joining the Company, Ms. Deutsch provided consulting services to us. The terms of her consulting arrangement (a fee of $30,000 per month) were approved by Mr. Kalisman. The Compensation Committee then considered this fee in determining Ms. Deutsch’s base salary for 2014. In 2014, Mr. Kalisman’s total annual compensation was $1.

Annual Cash Incentives

Annual cash incentives designed to motivate and reward the achievement of annual financial results relative to Company and individual goals. We believe that annual cash incentives, when properly structured, further our objective of creating a pay for performance culture. Mr. Kalisman is not entitled to receive an annual cash incentive and only receives $1 of compensation per year in accordance with his arrangements with the Company.

Pursuant to the employment agreement with Mr. Szymanski, he is entitled to an annual cash incentive commensurate with those paid to other similarly situated employees of the Company, with the amount of such annual cash incentive to be determined by the Compensation Committee in its sole discretion. In 2014, the target incentive for Mr. Szymanski was set by the Compensation Committee at 100% of base salary, with a payout range of 50% to 150% of base salary.

Pursuant to the employment agreement entered into with Mr. Fluhr in May 2014, he is eligible to receive a discretionary annual cash incentive, subject to the achievement of performance goals established by the Compensation Committee, with a target incentive, as a percentage of base salary, of 50%. Under the terms of his employment agreement, Mr. Fluhr’s annual cash incentive may be up to 150% of his base salary for performance exceeding the target levels, and any annual cash incentive over 50% of his base salary is payable in the form of a restricted stock unit award that vests in three equal installments over three years.

Pursuant to the employment agreement entered into with Ms. Deutsch in May 2014, she is eligible to receive a discretionary annual cash incentive, subject to the achievement of performance objectives with a target incentive, as a percentage of base salary, of 20%. In 2014, the Compensation Committee established a payout range for Ms. Deutsch’s annual cash incentive of 10% to 30% of base salary. Under Ms. Deutsch’s employment agreement, for 2014, Ms. Deutsch was guaranteed an annual incentive equal to the greater of 50% of her target incentive (i.e., 10% of her base salary), or the amount otherwise payable under the Company’s 2014 annual cash incentive plan, described below. For 2014, the guaranteed amount (10% of base salary) was in fact greater than the amount that would have been payable under the plan. In 2014, Ms. Deutsch also was paid a sign-on bonus equal to 20% of her base salary.

In early 2015, the Compensation Committee determined that Ms. Deutsch’s target incentive would be increased for 2015 to 50% of base salary. The increase in the target incentive reflects the significant amount of litigation and mitigation of litigation that Ms. Deutsch has been tasked to resolve and her responsibilities related to the management of the general counsel function, including supporting the various committees of the Board of Directors.

2014 Annual Cash Incentive Plan

In December 2014, after reviewing historical Company incentive plan structures together with the compensation practices of the peer group companies, the Compensation Committee established the 2014 performance goals and annual cash incentive payout potential for our named executive officers under our 2014 annual cash incentive plan, pursuant to our Amended and Restated 2007 Omnibus Stock Incentive Plan, subject to negative discretion retained by the Compensation Committee. As noted above, given the changes to our executive officers and the changes in the composition of the Compensation Committee in 2014, the process for establishing the metrics and targets under our annual cash incentive plan was delayed for 2014. Although the performance goals themselves were not formally established until December 2014, they were based on the same metrics and standards that had been presented to the Board of Directors in May 2014.

The performance goals for the 2014 annual cash incentive plan were based on (a) the financial performance of the Company as measured by (i) Adjusted EBITDA as disclosed in the Company’s 2014 year-end earnings release and 2014 Form 10-K, on a pro forma basis, excluding the impact of any asset sales, any closures or disruptions due to unplanned renovations, or the loss of management agreements due to sales, foreclosures or other ownership changes and EBITDA related to leased hotels to more accurately reflect the performance of assets in which the Company has a direct or indirect fee simple ownership interest, and (ii) RevPAR performance of the Company’s Morgans Hotel Group branded hotels versus their competitive sets as measured by their weighted average RevPAR index in 2014, (b) the Company’s hotel room growth, as measured by the number of new rooms or expected new rooms covered by management or franchise/license agreements signed in 2014, and (c) individual and Company performance, including (i) guest satisfaction, as measured by the Company average of each of the Morgans Hotel Group branded hotel’s “Overall Satisfaction” scores on the Sterling in 2014 (percent of guests rating that question as a “4” or “5”), (ii) employee engagement, as measured by the Company’s “Engagement Score” under the Aon-Hewitt Employee Engagement Survey of the Company’s employees in 2014, excluding employees at non-Morgans Hotel Group branded hotels and The Light Group (percent of employees whose mean rating was 4.5 or higher on the six relevant engagement survey questions), and (iii) individual performance, as determined by the Compensation Committee in consultation with the Chief Executive Officer (other than with respect to the Chief Executive Officer’s own performance).

The Compensation Committee uses the above metrics for the following reasons. Adjusted EBITDA directly affects stockholder value, and RevPAR is an indication of the strength of the Company’s operational health and competitive performance in the marketplace. Room growth reflects the Company’s continued pursuit of growth through execution of new management and franchise/license contracts. Employee engagement and guest satisfaction are also concrete measures of our business performance, as we believe employee engagement leads to improved guest satisfaction, which in turn leads to improved business performance and contributes to stockholder value.

The following table sets forth the weight assigned to each performance goal and the amounts needed to achieve each performance level (i.e. threshold, target and outperformance) as determined by the Compensation Committee:

All $ in millions
	2014 Annual Cash Incentive Plan
	Weighting	Threshold	Target	Out-Performance
Financial Performance
Adjusted EBITDA(1)	40%	$48.5	$51.1	$56.2
Comp Set RevPAR Index(2)	15%	96.7%	98.2%	100.7%
Growth
Room Unit Growth(3)	20%	450	600	750
Individual and Company Performance
Guest Satisfaction(4)	5%	85%	89.5%	95%
Employee Engagement(5)	5%	65%	70%	75%
Individual Performance(6)	15%	Discretionary

(1)	Calculated on a pro forma basis, excluding the impact of any asset sales, any closures or disruptions due to unplanned renovations, or the loss of management agreements due to sales, foreclosures or other ownership changes and EBITDA related to leased hotels to more accurately reflect the performance of assets in which the Company has a direct or indirect fee simple ownership interest.
(2)	Excluding Sanderson and St Martins Lane, non-Morgans Hotel Group branded hotels, and any other hotels under renovation during any portion of the year.
(3)	Based on new rooms, or expected new rooms, covered by management or franchise/license agreements signed during the year.
(4)	Excluding non-Morgans Hotel Group branded hotels. Average of each hotel’s “Overall Satisfaction” scores on the Sterling survey in 2014 (percent of guests rating that question as a “4” or “5”).
(5)	Excluding employees at non-Morgans Hotel Group branded hotels and The Light Group. Reflects the Company’s “Engagement Score” under the Aon-Hewitt Employee Engagement Survey of the Company’s employees in 2014, excluding employees at non-Morgans Hotel Group branded hotels and The Light Group (percentage reflects percent of employees whose mean rating was 4.5 or higher on the six relevant engagement survey questions).
(6)	Based on individual performance of each executive within their functional areas of responsibility.

The individual performance component of the 2014 annual cash incentive was deemed to be important in evaluating the quality of the Company’s financial results in light of demonstrated individual contribution specific to each individual’s responsibilities and the Company’s future outlook. Though no pre-established individual goals were set at the start of the year, the individual assessment takes into account each individual’s responsibilities and discussions with our Chief Executive Officer and the Compensation Committee about key areas of focus that would be used to assess individual performance.

The possible threshold, target and outperformance annual cash incentive payouts available to the named executive officers for 2014 under the 2014 annual cash incentive plan, as well as the approved actual award levels were as set forth below:

Name	Threshold ($)	Target ($)	Outperformance ($)	Actual ($)
Mr. Kalisman	$—	$—	$—	$—
Mr. Szymanski	$253,194	$506,389	$759,583	$91,642
Mr. Fluhr	$197,777	$197,777	$593,331	$59,200
Ms. Deutsch	$36,000	$72,000	$108,000	$36,000
Mr. Flannery	$—	$—	$—	$—
Mr. Gery	$—	$—	$—	$—

The above table does not include retention incentive awards awarded to Messrs. Szymanski and Fluhr and Ms. Deutsch, which are described in more detail below.

In early 2015, the Compensation Committee determined that for 2014, corporate Adjusted EBITDA achievement, RevPAR Index achievement and room growth achievements were all below the threshold levels listed above, and therefore no amounts were paid out to any executives under the 2014 annual cash incentive plan with respect to these financial performance targets. Guest satisfaction scores were 85.4%, which is between the threshold level of 85% and target level of 89.5%. Employee engagement results were 68.0%, which is between the threshold level of 65% and the target level of 70%. Accordingly, the amount of the actual incentive paid to all current named executive officers attributable to the guest and employee metrics totaled 6.7% of the individual’s target bonus amount. The Compensation Committee determined that no amounts were payable to Messrs. Flannery and Gery under the 2014 annual cash incentive plan as their employment agreements provided that any payment be made based on the extent to which the financial performance targets in the year in which they were terminated were actually achieved. Given that the financial performance thresholds and targets were not achieved, the Compensation Committee determined that no payments were owed to Messrs. Flannery and Gery. However, the matter is in litigation, with a decision expected within the month.

The portion of the bonus tied to individual performance was evaluated by the Compensation Committee, taking into account the Chief Executive Officer’s evaluation of the individual performance of the named executive officers, but the Compensation Committee made the final determinations. The Compensation Committee also considered the Company’s accomplishments, including several restructuring and refinancing initiatives, the opening of new properties and the settlement of the litigation with Yucaipa. After considering these factors, the Compensation Committee determined that each of Mr. Szymanski and Mr. Fluhr would receive 11.4% and 23.2%, respectively, of the 15% portion of their annual incentive target bonus that was based on individual performance.

For 2014, Messrs. Szymanski and Fluhr achieved an actual total payout of 18.1% and 29.9% of their targets, respectively, which payments were attributable to these financial achievements and their individual performance. In accordance with the terms of her employment agreement, Ms. Deutsch was paid 50% of her target payout (i.e., 10% of base salary), which was greater than the amount that would have been payable under the 2014 annual cash incentive plan.

2014 Sign-On Bonus

In addition to the annual cash incentive paid to Ms. Deutsch for 2014, pursuant to her employment agreement, Ms. Deutsch received a one-time signing bonus of $72,000, paid in a lump sum.

2015 Retention Bonuses

In light of the Board of Directors’ ongoing strategic review process, the Compensation Committee also determined that it would be appropriate to pay retention bonuses to the executive officers to motivate and retain them throughout 2015. The Compensation Committee does not view these awards as part of annual compensation, but rather as a retention tool during an ongoing transition period. Accordingly, Mr. Szymanski, Mr. Fluhr, and Ms. Deutsch each received retention incentive awards totaling $108,352, $80,800, and $54,000, respectively. A portion of these awards was paid on March 15, 2015, together with the 2014 annual cash incentive payment. The remainder of these awards is scheduled to be paid to each executive in installments at the end of each of the Company’s fiscal quarters in 2015 (March 31, 2015, June 30, 2015, September 30, 2015, and December 30, 2015 for Messrs. Szymanski and Fluhr and March 31, 2015 and June 30, 2015 for Ms. Deutsch), subject to the executive’s continued employment on each such payment date.

Long-Term Equity Compensation

Long-term equity compensation granted by the Compensation Committee has historically taken the form of stock options, time-based RSUs and long-term performance-based awards, including membership units in Morgans Group LLC ( “Membership Unit”) structured as profits interests (collectively, “LTIP Units”), which were believed would motivate and reward the achievement of stock price appreciation, and were intended to support retention objectives. These long-term equity awards also were intended to align the interests of the named executive officers with those of the stockholders. Such equity awards were granted under our Amended and Restated 2007 Plan.

The Compensation Committee has not yet determined its go-forward policy with respect to the use of equity compensation to our named executive officers, but intends to continue working with FPL and reviewing the practices of the peer group to establish such a policy to create incentives and to motivate and retain the key management team and align their interests with those of our stockholders, while ensuring the continued success of the ongoing operations of the Company, particularly during this period of transition for the Company.

2014 Equity Awards

In 2014, the Compensation Committee awarded RSUs to each Mr. Szymanski, Mr. Fluhr and Ms. Deutsch. The RSU award granted to Mr. Szymanski was in consideration for his efforts in the first quarter of 2014 relating to the Hudson/Delano 2014 Mortgage Loan refinancing and corporate restructuring, as well as for his new responsibility for the oversight of all property level controllers and accounting personnel. These RSUs were vested upon grant. Pursuant to the employment agreements with each of Mr. Fluhr and Ms. Deutsch, each executive received a one-time grant of RSUs. The RSU award granted to Mr. Fluhr vests as to one-third of the award each year over three years on each of the first three anniversaries of the grant date, generally subject to Mr. Fluhr’s continued employment on each such vesting date. The RSU award granted to Ms. Deutsch vests as to one-third of the award on December 31, 2014, one-third on December 31, 2015, and one-third on May 5, 2017, generally subject to Ms. Deutsch’s continued employment on each such vesting date.

Upon the termination of the employment without cause of Messrs. Flannery and Gery on March 10, 2014, pursuant to the terms of such executive’s employment agreement, the outstanding and unvested RSUs awarded to Messrs. Flannery and Gery became fully vested.

Outperformance Awards

In connection with the recruitment of certain executives in early 2011, we implemented an Outperformance Award Program, which was a long-term incentive plan intended to provide our senior management with the ability to earn cash or equity awards based on the Company’s level of return to stockholders over a three-year period (the “Outperformance Award Program”). Pursuant to the Outperformance Award Program, each of Messrs. Flannery, Gery and Szymanski received a series of outperformance long-term incentive units (the “OPP LTIP Units”), in each case reflecting the participant’s right to receive a participating percentage in an outperformance pool if the Company’s total return to stockholders (including stock price appreciation plus dividends) increased by more than 30% (representing a compounded annual growth rate of approximately 9% per annum) over a three-year period from March 20, 2011 to March 20, 2014. Upon the final valuation date of March 20, 2014, it was determined that the performance metric had not been achieved and, therefore, the awards to our then named executive officers under the Outperformance Award Program were forfeited with no payment due to them.

Perquisites and Other Compensation

We currently do not provide perquisites or other benefits to our named executive officers with an aggregate value in excess of $10,000. We recognize, however, that from time to time in the future, perquisites and other benefits may directly or indirectly serve our business purpose, for example, by helping to make our named executive officers more available to us and to maximize their time and attention.

Severance and Change in Control Arrangements

Our severance benefits are designed to provide a bridge to future employment in the event an executive’s job is eliminated or employment is terminated. Severance and termination benefits are based on competitive practice and level of responsibility. The employment agreement we entered into with each of Messrs. Szymanski and Fluhr and Ms. Deutsch provides for certain payments and benefits upon certain terminations of employment. For a description of these arrangements, please see “Potential Payments upon Termination or Change in Control.”

Upon the termination of the employment of Messrs. Flannery and Gery in March 2014, each such executive became entitled to the severance payments and benefits set forth in his respective employment agreement. These payments and terms are discussed below under “Potential Payments upon Termination or Change in Control.”

Tax Provisions Affecting Compensation Decisions

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, to date they have not been the primary driver of the structure of our executive compensation program. We believe that it is important to consider the benefits of adopting an executive compensation program that preserves flexibility and promotes specific corporate goals that are reflective of the Company’s business strategy and incentivize its employees, even if such program would not maximize the deductibility of compensation under Section 162(m). In 2014 the Compensation Committee made, and may in the future continue to make, compensation payments that did or do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and our Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Michelle S. Russo (Chairman)

John Brecker

John J. Dougherty

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following tables contain certain compensation information for our Interim Chief Executive Officer, Chief Financial Officer, Chief Operating Office and General Counsel, each of whom was serving as an executive officer on December 31, 2014. Additionally, the following tables contain certain compensation information for our former Chief Operating Officer, Daniel R. Flannery, and Chief Development Officer, Yoav Gery, both of whom were terminated by the Company without cause, effective March 10, 2014. We refer to these current and former executive officers as our “named executive officers.”

Summary Compensation Table

(for 2014, 2013 and 2012)

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jason T. Kalisman, Interim Chief Executive Officer(4)	2014	1	—	—	—	61,250	(5)	61,251
	2013	1	—	—	—	59,302	(5)	59,303

Richard T. Szymanski, Chief Financial Officer	2014	506,389	50,000	—	91,642	—		648,031
	2013	503,907	248,230	—	—	—		752,137
	2012	492,913	75,000	—	319,720	—		887,633

Joshua Fluhr, Chief Operating Officer(6)	2014	394,034	600,000	—	59,200	—		1,053,234

Meredith L. Deutsch, General Counsel	2014	240,000	53,995	—	36,000	192,000	(7)	521,995

Daniel R. Flannery, Former Chief Operating Officer(8)	2014	132,600	—	—	—	1,285,200	(9)	1,417,800
	2013	633,360	832,000	—	—	—		1,465,360
	2012	618,058	—	—	580,320	—		1,198,378

Yoav Gery, Former Chief Development Officer(8)	2014	132,600	—	—	—	1,285,200	(9)	1,417,800
	2013	633,360	832,000	—	—	—		1,465,360
	2012	618,058	—	—	580,320	—		1,198,378

(1)	Salary amounts reflect the prorated amount for the portion of the year each of Ms. Deutsch and Messrs. Flannery and Gery was employed by the Company during 2014.
(2)	Amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, of RSUs granted to Messrs. Szymanski and Fluhr and Ms. Deutsch in 2014, RSUs granted to Messrs. Szymanski, Flannery and Gery in 2013 and OPP LTIP Units granted to Mr. Szymanski in 2012.

On March 20, 2014, it was determined that the performance metric with respect to the OPP LTIP Units had not been achieved and, therefore, the awards to our named executive officers under the Outperformance Award Program were forfeited with no payment due to them. See the description of the Outperformance Award Program under “Compensation Discussion and Analysis” above.

For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for each of the years ended December 31, 2014, 2013 and 2012.

(3)	Represents amounts paid under our annual cash incentive plan with respect to the relevant year listed in the table.
(4)	Mr. Kalisman became the Interim Chief Executive Officer effective August 30, 2013 and was not one of our named executive officers for any year prior to 2013.
(5)	Amounts represent fees earned by Mr. Kalisman in his capacity as a director during 2013, prior to the 2013 Proxy Contest, and during 2014, for his attendance at Special Transaction Committee meetings in excess of 10 times per year.
(6)	Mr. Fluhr became Chief Operating Officer effective March 10, 2014. Prior to that time, Mr. Fluhr held various positions with the Company but was not a named executive officer. In connection with his promotion, Mr. Fluhr’s base salary was increased by 6%, effective April 1, 2014, to $400,000.
(7)	Amount represents consulting fees of $120,000 reimbursed by the Company for services performed by Ms. Deutsch as a consultant prior to the commencement of her employment with the Company in May 2014 and a $72,000 signing bonus paid to Ms. Deutsch upon the acceptance of her position as Executive Vice President and General Counsel in May 2014.
(8)	Messrs. Flannery and Gery’s employment was terminated by the Company without cause on March 10, 2014.
(9)	Amounts represent severance payment and benefits under Messrs. Flannery and Gery’s respective employment agreements.

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jason T. Kalisman	—	—	—	—		—	—
Richard T. Szymanski	—	253,194	506,389	759,583		—	—
	5/5/2014	—	—	—		6,305	50,000	(6)
Joshua Fluhr	—	197,777	197,777	593,331	(4)	—	—
	5/5/2014	—	—	—		75,662	600,000	(7)
Meredith L. Deutsch(5)	—	36,000	72,000	108,000		—	—
	5/5/2014	—	—	—		6,809	53,996	(8)
Daniel R. Flannery	—	—	—	—		—	—
Yoav Gery	—	—	—	—		—	—

(1)	Represents the threshold, target and maximum amounts pursuant to our 2014 annual cash incentive plan set by the Compensation Committee in 2014.
(2)	Represents grants of RSUs.
(3)	The grant date fair value of the RSUs was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in the valuations reflected in this column, see footnote 10 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2014.
(4)	The amount earned by Mr. Fluhr under the annual cash incentive plan award in excess of 50% of his base salary will be paid in RSUs, which will vest ratably in three annual installments beginning on the first anniversary of the date of grant, in each case subject to Mr. Fluhr remaining continuously employed with the Company through each such vesting date, all in accordance with the terms of his employment agreement.
(5)	With respect to the 2014 fiscal year, Ms. Deutsch was entitled to a guaranteed bonus in an amount equal to the greater of (i) 50% of the target bonus or (ii) the amount payable pursuant to the 2014 annual cash incentive plan.
(6)	RSUs granted to Mr. Szymanski on May 5, 2014 were vested upon grant.

(7)	RSUs granted to Mr. Fluhr on May 5, 2014 are scheduled to vest ratably in three annual installments beginning on the first anniversary of the grant date, subject to the executive remaining continuously employed with the Company through each vesting date.
(8)	RSUs granted to Ms. Deutsch on May 5, 2014 are scheduled to vest in three equal installments on December 31, 2014, December 31, 2015 and May 5, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We entered into employment agreements with Messrs. Flannery, Fluhr, Gery, and Szymanski and Ms. Deutsch. Our employment agreements with Messrs. Flannery and Gery were also effective in 2014, but these agreements terminated in connection with the termination of each such executive’s employment on March 10, 2014. The following discussion summarizes the material terms of the employment agreements with each of Messrs. Flannery, Fluhr, Gery and Szymanski and Ms. Deutsch. As Mr. Kalisman has agreed to $1 of compensation, we have not entered into an employment agreement with him.

Daniel Flannery Employment Agreement; Yoav Gery Employment Agreement

On March 20, 2011, the Company entered into an employment agreement, effective as of April 4, 2011, with Daniel Flannery in connection with his appointment as Chief Operating Officer, and an employment agreement, effective as of March 23, 2011, with Yoav Gery in connection with his appointment as Chief Development Officer. In February 2013, the Company and each executive amended his respective employment agreement, extending the term from March 2014 to March 2015. Each of these employment agreements provided for the following terms:

•	a base salary of $600,000 per annum, subject to review and increase annually at the discretion of the Board of Directors or Compensation Committee, and increasing in accordance with the standard practice of the Company;

•	eligibility to receive an annual cash incentive with a target payout of ranging from 50% to 150% of annualized base salary for 2014, and with the actual incentive determined by the Compensation Committee after consultation with the executive, based on actual corporate and individual performance, with any excess over 100% of base salary payable in equity, at the discretion of the Compensation Committee; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executive generally.

In addition, the employment agreements provided for certain payments to be made upon the termination of the executive’s employment, subject to the executive’s execution of a release of claims in favor of the company, and included certain non-competition, standstill and non-solicitation provisions. Upon the termination of the employment of each of Messrs. Flannery and Gery effective as of March 10, 2014, which, in each case, was treated as a termination of employment without cause under the executive’s employment agreement, each executive became entitled to the termination payments and benefits set forth in the executive’s employment agreement. These severance payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Meredith L. Deutsch Employment Agreement

On May 5, 2014, the Company entered into an employment agreement, effective as of March 10, 2014, with Meredith L. Deutsch in connection with her appointment as Executive Vice President and General Counsel in May 2014. This employment agreement provides for the following terms:

•	an initial contract term of two years, which thereafter will be extended automatically each year for an additional year unless either party provides 60 days’ prior written notice of nonrenewal;

•	a base salary of $360,000 per annum, subject to annual review for increase;

•	eligibility to receive a discretionary annual cash incentive, subject to the achievement of performance goals established at the beginning of each year, with a target payout of 20% of base salary, and with the annual cash incentive for 2014 guaranteed to be the greater of 10% of base salary or the amount otherwise payable based on the achievement of the specified performance goals for 2014 as determined by the Compensation Committee;

•	an initial grant of RSUs with a value at the time of grant of $54,000, vesting in three equal installments on each of December 31, 2014, December 31, 2015 and May 5, 2017;

•	a $72,000 one-time signing bonus;

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executive generally; and

•	clawback of any incentive-based or other compensation paid pursuant to the employment agreement or otherwise to the extent required under applicable law, regulation or stock exchange listing requirement or any Company policy adopted pursuant to such law, regulation or stock exchange listing requirement.

In addition, Ms. Deutsch’s employment agreement provides for certain payments to be made upon certain terminations of employment, subject to her execution of a release of claims in favor of the Company and her continued compliance with certain restrictive covenants related to confidentiality, assignment of inventions, and, for a period of 12 months following the termination of employment, non-interference with business relationships of the Company and non-solicitation of employees, consultants, suppliers, customers and the like. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Joshua Fluhr Employment Agreement

On May 5, 2014, the Company entered into an employment agreement, effective as of March 10, 2014, with Josh Fluhr in connection with his appointment as Chief Operating Officer. This employment agreement provides for the following terms:

•	an initial contract term of two years, which thereafter will be extended automatically each year for an additional year unless either party provides 60 days’ prior written notice of nonrenewal;

•	a base salary of $400,000 per annum, subject to annual review for increase;

•	eligibility for a discretionary annual cash incentive, subject to the achievement of performance goals, with a target payout of 50% of base salary and a maximum payout of 150% of base salary for performance exceeding specific targets established by the Compensation Committee and with any excess over 50% of base salary payable in RSUs that vest in three equal installments on each of the first three anniversaries of the date of grant;

•	an initial grant of RSUs with a value at the time of grant of $600,000, vesting in three equal installments on each of the first three anniversaries of the grant date, generally subject to continued employment;

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executive generally; and

•	clawback of any incentive-based or other compensation paid pursuant to the employment agreement or otherwise to the extent required under applicable law, regulation or stock exchange listing requirement or any Company policy adopted pursuant to such law, regulation or stock exchange listing requirement.

In addition, Mr. Fluhr’s employment agreement provides for certain payments to be made upon certain terminations of employment, subject to his execution of a release of claims in favor of the Company and his continued compliance with restrictive covenants related to confidentiality, non-competition for a period of six months following the termination of his employment and non-solicitation of employees, consultants, suppliers, customers and the like for a period of 12 months following the termination of his employment. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Richard T. Szymanski Employment Agreement

The Company entered into an employment agreement with Mr. Szymanski on October 1, 2007, which was subsequently amended on December 31, 2008, in connection with his service as Chief Financial Officer of the Company. Mr. Szymanski’s employment agreement provides for the following terms:

•	no specified initial contract term; the agreement may be terminated by either party in accordance with the applicable termination provision;

•	an annual base salary of at least $450,000, subject to annual review for increase;

•	eligibility for annual cash incentives commensurate with the incentive paid to the Company’s other similarly situated employees, provided that the exact amount of his incentive will be determined in the Company’s sole discretion; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.

In addition, Mr. Szymanski’s employment agreement provides for certain payments to be made upon certain terminations of employment, subject to his execution of a release of claims in favor of the Company, and includes certain restrictive covenants related to confidentiality and non-solicitation. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Outstanding Equity Awards at Fiscal Year-End

(as of fiscal year end December 31, 2014)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Jason T. Kalisman	—		—		—		—	—		—
Meredith L. Deutsch	—		—		—		—	4,539	(4)	35,586
Josh Fluhr	—		—		—		—	75,662	(5)	593,190
	—		—		—		—	8,066	(6)	63,237
	—		—		—		—	2,500	(7)	19,600
Richard T. Szymanski	55,894	(1)	—		15.42	(1)	4/3/2018	33,704	(6)	264,239
	33,000	(2)	—		17.67	(2)	11/27/2017	—		—
	25,000	(3)	—		20.00	(3)	2/14/2016	—		—
Daniel R. Flannery	200,000	(8)	—	(8)	9.69	(8)	4/4/2015	—		—
Yoav Gery	200,000	(9)	—	(9)	9.64	(9)	3/23/2015	—		—

(1)	This option award was granted on April 3, 2008 to Mr. Szymanski and vested ratably in three annual installments beginning on the first anniversary of the grant date.
(2)	This option award was granted on November 27, 2007 to Mr. Szymanski, and vested ratably in three annual installments beginning on the first anniversary of the grant date.

(3)	This option award was granted on February 14, 2006 to Mr. Szymanski, one-third of which vested on February 14, 2007, and the remainder of which vested in 24 equal installments at the end of each month following the first anniversary of the grant date.
(4)	This stock award, in the form of RSUs, was granted to Ms. Deutsch on May 5, 2014 to vest in equal installments on December 31, 2014, December 31, 2015 and May 5, 2017.
(5)	This stock award, in the form of RSUs, was granted to Mr. Fluhr on May 5, 2014 to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(6)	This stock award, in the form of RSUs, was granted to Messrs. Szymanski and Fluhr on February 28, 2013, to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(7)	This stock award, in the form of RSUs, was granted to Mr. Fluhr on February 22, 2012 to vest ratably in three annual installments beginning on the first anniversary of the grant date.
(8)	This option award was granted on April 4, 2011 to Mr. Flannery, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Flannery’s employment agreement, all unvested stock options became fully vested upon the termination of his employment without cause on March 10, 2014. Mr. Flannery had the ability to exercise his vested stock options for the longer of 12 months from the date of termination, or four years from the grant date. These options expired on April 4, 2015.
(9)	This option award was granted on March 23, 2011 to Mr. Gery, to vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to Mr. Gery’s employment agreement, all unvested stock options became fully vested upon the termination of his employment without cause on March 10, 2014. Mr. Gery had the ability to exercise his vested stock options for the longer of 12 months from the date of termination, or four years from the grant date. These options expired on March 23, 2015.
(10)	This amount has been calculated based on the closing stock price of our common stock on December 31, 2014 ($7.84 per share).

Stock Vested During 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jason T. Kalisman	—	—
Meredith L. Deutsch(1)	2,270	17,797
Josh Fluhr(2)	6,534	52,022
Richard T. Szymanski(3)	39,824	314,318
Daniel R. Flannery(4)	183,783	1,502,089
Yoav Gery(5)	191,200	1,563,279

(1)	Reflects the vesting on December 31, 2014 of 1/3, or 2,270, of the total RSUs granted on May 5, 2014 to Ms. Deutsch. Amounts reflect the market value of the shares that vested on December 31, 2014 (the vesting date), based on the closing price of our common stock on such date. The closing price of our common stock on December 31, 2014 was $7.84.
(2)	Reflects the following RSUs granted to Mr. Fluhr that vested during 2014: 2,500 RSUs that vested on February 22, 2014, with a market value of approximately $19,750, based on the closing price of our common stock on the vesting date, and 4,034 RSUs that vested on February 28, 2014, with a market value of approximately $32,272, based on the closing price of our common stock on the vesting date.
(3)	Reflects the following RSUs granted to Mr. Szymanski that vested during 2014: 16,852 RSUs that vested on February 28, 2014, with a market value of approximately $134,816, based on the closing price of our common stock on the vesting date, and 6,305 RSUs that vested on May 5, 2014, with a market value of approximately $50,000, based on the closing price of our common stock on the vesting date. Also reflects the vesting of 16,667 LTIP Units granted to Mr. Szymanski that vested on April 7, 2014, which have not been converted or redeemed into shares of common stock, with a market value of approximately $129,503.

(4)	Reflects 56,484 RSUs that vested on February 28, 2014, with a market value of approximately $451,872, based on the closing price of our common stock on the vesting date. Also reflects the vesting of 134,716 RSUs on March 10, 2014, the date Mr. Flannery’s employment with the Company was terminated without cause, with a market value of approximately $1,111,407, based on the closing price of our common stock on the vesting date. Pursuant to the terms of his employment agreement upon his termination of employment without cause, all unvested RSUs granted to Mr. Flannery became fully vested.
(5)	Reflects 56,484 RSUs that vested on February 28, 2014, with a market value of approximately $451,872, based on the closing price of our common stock on the vesting date. Also reflects the vesting of 127,299 RSUs on March 10, 2014, the date Mr. Gery’s employment with the Company was terminated without cause, with a market value of approximately $1,050,217, based on the closing price of our common stock on the vesting date. Pursuant to the terms of his employment agreement upon his termination of employment without cause, all unvested RSUs granted to Mr. Gery became fully vested.

Potential Payments upon Termination or Change in Control

The following discussion also summarizes the potential payments, benefits and acceleration rights that would have been provided to Messrs. Fluhr and Szymanski and Ms. Deutsch assuming the occurrence of a termination of employment or change in control on December 31, 2014. Mr. Kalisman is not a party to an employment agreement with the Company and, therefore, would not have been entitled to any severance payments or benefits upon the termination of his employment or a change in control on December 31, 2014.

The amounts set forth below do not include agreements, plans or arrangements providing for payments upon termination that do not discriminate in scope, terms or operation in favor of the Company’s executive officers and that are generally available to all employees of the Company (e.g., payouts under our life insurance policy or disability plan payments) or compensation amounts accrued and not yet paid for past service unless special terms apply to such accrued compensation. In addition, for purposes of quantifying the value of continued health insurance coverage benefits presented in the disclosure below, we have estimated a value of such insurance benefits based on the monthly cost of such coverage as of December 31, 2014, for Messrs. Szymanski and Fluhr and Ms. Deutsch. Finally, since a termination of employment was assumed to have taken place on December 31, 2014, the tables assume that bonuses with respect to 2014 were earned and paid as of this date.

Messrs. Flannery and Gery

On March 10, 2014, the Company terminated the employment of Messrs. Flannery and Gery. These terminations were treated as terminations without cause under their respective employment agreements. Pursuant to the employment agreement with each of Mr. Flannery and Mr. Gery, each such executive was entitled to the following severance payments and benefits, subject to the executive signing a release in favor of the Company: (i) a lump sum payment equal to two times the executive’s then current base salary, (ii) pro rata annual incentive (if any) for the year of termination (payable, if at all, in 2015), (iii) 12 months of continued group health insurance continuation coverage through COBRA, and (iv) accelerated vesting of all then-unvested LTIP Units, RSUs and stock options, with the ability to exercise such stock options until the later of the 12-month anniversary of the date of the termination of employment or the four-year anniversary of the date the stock option was granted. As discussed in the Compensation Discussion and Analysis section above, no amounts are payable under each executive’s OPP LTIP Unit and Promoted Interest Bonus Pool awards, pursuant to the terms of such awards. Each of Messrs. Flannery and Gery remain bound by the non-competition, non-solicitation, confidentiality and standstill provision in each such executive’s employment agreement.

The table below shows the actual payments and benefits received by each named executive officer listed below upon his termination of employment.

Mr. Flannery (1)
	Severance	$1,272,960	(2)
	Pro rata 2014 annual incentive payable, if at all, in 2015	—	(3)
	Accelerated vesting of options	—	(4)
	Accelerated vesting of RSUs	$1,050,217	(5)
	COBRA coverage	$23,278	(6)
Mr. Gery (1)
	Severance	$1,272,960	(2)
	Pro rata 2014 annual incentive payable, if at all, in 2015	—	(3)
	Accelerated vesting of options	—	(4)
	Accelerated vesting of RSUs	$1,111,407	(5)
	COBRA coverage	$24,503	(6)

(1)	Represents payments and benefits provided pursuant to the executive’s employment agreement, in the case of Messrs. Flannery and Gery.
(2)	Represents lump sum payment of two times the executive’s base salary as of the executive’s termination date.
(3)	No pro rata bonus was payable with respect to 2014. Please see “Compensation Discussion and Analysis” above.
(4)	Represents the value of options to purchase 66,667 shares of our common stock, which fully vested on the termination date pursuant to the executive’s employment agreement. The exercise price of these options is $9.64, which was higher than the closing price of our common stock on the termination date. These options expire on the later of the 12-month anniversary of the date of termination of employment or the four-year anniversary of the date the stock option was granted. The stock options expired on April 4, 2015 (for Mr. Flannery) and March 23, 2015 (for Mr. Gery).
(5)	Represents the value of 127,299 and 134,716 RSUs previously awarded to each of Messrs. Flannery and Gery, respectively, based on the closing price of a share of our common stock on the termination date, with respect to which the vesting accelerated pursuant to each such executive’s employment agreement upon such executive’s termination of employment without cause.
(6)	Represents the approximate value of continued health insurance coverage benefits based on the monthly cost of such coverage as of March 10, 2014 for each of Messrs. Flannery and Gery, pursuant to COBRA, for 12 months following the date of each such executive’s termination of employment.

Ms. Deutsch

The following table summarizes the additional potential payments, benefits and acceleration rights that would have been provided to Ms. Deutsch assuming the occurrence of a termination of her employment or a change in control on December 31, 2014.

Termination	Key Terms	Payment as of December 31, 2014
For Cause or Voluntary Resignation	—	—

Without Cause or for Good Reason	• 12 months base salary continuation	$360,000
	• lump sum payment equal to 12 months of employer premiums for continued health benefits under COBRA	$5,009
	• full acceleration of unvested RSUs granted pursuant to the executive’s employment agreement	$35,586	(2)
	• annual cash incentive for prior year to the extent unpaid	$36,000

Non-Renewal by Company	• annual cash incentive for prior year to the extent unpaid	$36,000

Non-Renewal by Executive	• annual cash incentive for prior year to the extent unpaid	$36,000

Death	—	—

Disability	• 6 months base salary continuation	$180,000

Change in Control (1)	• 12 months base salary continuation	$360,000
	• lump sum payment equal to 12 months of employer premiums for continued health benefits under COBRA	$5,009
	• full acceleration of unvested RSUs granted pursuant to the executive’s employment agreement	$35,586	(2)
	• annual cash incentive for prior year to the extent unpaid	—

(1)	Reflects benefits provided upon a termination of Ms. Deutsch’s employment by the Company during the one-year period following a “Change in Control” (as defined below).
(2)	Reflects $35,586, which is the value of the full vesting of 4,539 unvested RSUs as of December 31, 2014, based on the closing price of our common stock on December 31, 2014 ($7.84).

Under Ms. Deutsch’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Ms. Deutsch’s consent: (i) a material diminution of Ms. Deutsch’s base salary or target incentive, other than a reduction in base salary that affects all similarly situated Company executives in substantially the same proportions; (ii) a material diminution in Ms. Deutsch’s authority, duties, or responsibilities (other than temporarily while Ms. Deutsch is physically or mentally incapacitated or as required by applicable law); (iii) a relocation of Ms. Deutsch’s principal place of employment by more than 50 miles from Ms. Deutsch’s principal place of employment as of the signing of the employment agreement; or (iv) any material breach by the Company of the employment agreement. However, the occurrence of any of the foregoing events will not constitute Good Reason unless Ms. Deutsch notifies the Company in writing within 90 days of the initial occurrence of the condition constituting Good Reason and the Company fails to cure such condition within 30 days after receipt of the required notice. In addition, Good Reason will cease to exist with respect to a condition one year following the initial occurrence of such condition.

Under Ms. Deutsch’s employment agreement “Cause” means Ms. Deutsch’s (i) material breach of the provisions of the employment agreement; (ii) willful failure to perform her duties under the employment agreement (other than as a result of disability); (iii) misconduct that is materially injurious to the Company or any of its affiliates or any act of misappropriation, fraud (including with respect to the Company’s or any of its affiliate’s accounting and financial statements), embezzlement or conversion of Company the property; (iv) conviction (or plea of no contest) for any felony or the indictment for any felony; (v) gross negligence, gross neglect of duties or gross insubordination; (vi) violation of any antifraud provision of federal or state securities laws; (vii) alcohol or prescription or other drug abuse substantially affecting work performance; (viii) violation of the Company’s policies regarding harassment or discrimination; or (ix) material violation of the Company’s policies; provided, however, that no termination pursuant to clause (i) or (ii) constitutes a termination for Cause unless the conduct providing Cause to terminate continues after Ms. Deutsch has been given notice thereof and 30 days in which to cure the same.

Under Ms. Deutsch’s employment agreement, “Change in Control” means the occurrence of a “change in control event,” within the meaning of Section 409A of the Code, with respect to the Company.

In addition, in the event any payment due to Ms. Deutsch pursuant to her employment agreement or otherwise is made in connection with a change in control of the Company and constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, Ms. Deutsch will be entitled to receive an amount of such payment reduced so that no portion of the payment would constitute an excess parachute payment, or the amount otherwise payable to the executive under the employment agreement or otherwise reduced by all applicable taxes, including the excise tax, whichever amount results in the greater amount payable to her.

Mr. Fluhr

The following table summarizes the additional potential payments, benefits and acceleration rights that would have been provided to Mr. Fluhr assuming the occurrence of a termination of his employment or a change in control on December 31, 2014.

Termination	Key Terms	Payment as of December 31, 2014
For Cause or Voluntary Resignation	—	—
Without Cause or for Good Reason	• 6 months base salary continuation	$200,000
	• full acceleration of unvested RSUs granted pursuant to the executive’s employment agreement	$676,027	(2)
	• annual cash incentive for prior year to the extent unpaid	—
Non-Renewal by Company	• annual cash incentive for prior year to the extent unpaid	—
Non-Renewal by Executive	• annual cash incentive for prior year to the extent unpaid	—
Death Disability	—	—
	• 6 months base salary continuation	$200,000
Change in Control (1)	• 6 months base salary continuation	$200,000
	• full acceleration of unvested RSUs	$676,027	(2)
	• annual cash incentive for prior year to the extent unpaid	—

(1)	Reflects benefits provided upon a termination of Mr. Fluhr’s employment by the Company during the one-year period following a “Change in Control” (as defined below).
(2)	Reflects $676,027, which is the value of the full vesting of 86,228 unvested RSUs as of December 31, 2014, based on the closing price of our common stock on December 31, 2014 ($7.84).

Under Mr. Fluhr’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Mr. Fluhr’s consent: (i) a material diminution of Mr. Fluhr’s base salary or target incentive, other than a general reduction in base salary or target incentive that affects all similarly situated Company executives in substantially the same proportions; (ii) a material diminution in Mr. Fluhr’s authority, duties, or responsibilities (other than temporarily while Mr. Fluhr’s is physically or mentally incapacitated or as required by applicable law); (iii) a relocation of Mr. Fluhr’s principal place of employment by more than 50 miles from Mr. Fluhr’s principal place of employment as of the signing of the employment agreement; or (iv) any material breach by the Company of the employment agreement. However, the occurrence of any of the foregoing events will not constitute Good Reason unless Mr. Fluhr notifies the Company in writing within 90 days of the initial occurrence of the condition constituting Good Reason and the Company fails to cure such condition within 30 days after receipt of the required notice. In addition, Good Reason will cease to exist with respect to a condition one year following its initial occurrence.

Under Mr. Fluhr’s employment agreement “Cause” means Mr. Fluhr’s (i) material breach of the provisions of the employment agreement; (ii) willful failure to perform his duties under the employment agreement (other than as a result of disability); (iii) misconduct that is materially injurious to the Company or any of its affiliates or any act of misappropriation, fraud (including with respect to the Company’s or any of its affiliate’s accounting and financial statements), embezzlement or conversion of Company property; (iv) conviction (or plea of no contest) for any felony or the indictment for any felony; (v) gross negligence, gross neglect of duties or gross insubordination; (vi) violation of any antifraud provision of federal or state securities laws; (vii) alcohol or prescription or other drug abuse substantially affecting work performance; (viii) violation of the Company’s policies regarding harassment or discrimination; or (ix) material violation of the Company’s policies or the employment agreement; provided, however, that no termination pursuant to clause (ii) constitutes a termination for Cause unless the conduct providing Cause to terminate continues after Mr. Fluhr has been given notice thereof and 30 days in which to cure the same.

Under Mr. Fluhr’s employment agreement, “Change in Control” means the occurrence of a “change in control event,” within the meaning of Section 409A of the Code, with respect to the Company. In addition, in the event any payment due to Mr. Fluhr pursuant to his employment agreement or otherwise is made in connection with a change in control of the Company and constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, Mr. Fluhr will be entitled to receive an amount of such payment reduced so that no portion of the payment would constitute an excess parachute payment, or the amount otherwise payable to the executive under the employment agreement or otherwise reduced by all applicable taxes, including the excise tax, whichever amount results in the greater amount payable to him.

Mr. Szymanski

The following table summarizes the additional potential payments, benefits and acceleration rights that would have been provided to Mr. Szymanski assuming the occurrence of a termination of Mr. Szymanski’s employment or a change in control on December 31, 2014.

Termination	Key Terms	Payment as of December 31, 2014
For Cause or Voluntary Resignation	—	—
Without Cause or for Good Reason	• prorated annual incentive (if any) for year of termination	—
	• 24 months base salary continuation	$1,012,778
	• amount equal to the greater of (i) the annual cash incentive actually received for the prior two years or (ii) twice his target annual cash incentive	$810,222
	• 24 months of continued health insurance benefits	$26,093
Death or Disability	• full acceleration of unvested RSUs	$264,239	(2)
Change in Control (1)	• full acceleration of unvested equity awards held on the closing date of the change in control	$264,239	(2)

(1)	Reflects benefits provided upon a termination of Mr. Szymanski’s employment by the Company or by Mr. Szymanski for good reason during the one-year period following a “Change in Control” (as defined below). Upon such a termination, Mr. Szymanski would also be entitled to the payments and benefits noted in the table above for a termination Without Cause or for Good Reason. Under the Amended and Restated 2007 Plan, upon a change in control, RSUs, option awards and LTIP Units will become fully vested if such awards are not assumed or substituted and, if assumed or substituted, such awards will fully vest upon a termination of the executive’s employment by the Company without cause or by the executive for good reason within 12 months following a change in control.
(2)	Reflects $264,239, which is the value of the full vesting of 33,704 unvested RSUs as of December 31, 2014, based on the closing price of our common stock on December 31, 2014 ($7.84).

Under Mr. Szymanski’s employment agreement, “Good Reason” means the occurrence of one or more of the following without Mr. Szymanski’s written consent: (i) any material failure by the Company to comply with the provisions related to compensation to be provided under the agreement, other than insubstantial and inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Szymanski; (ii) the assignment to Mr. Szymanski, or the removal of any duties or responsibilities that result in a material diminution of Mr. Szymanski’s authority; (iii) a material diminution of the budget over which Mr. Szymanski has responsibility, other than for a bona fide business reason; (iv) any material failure by the Company to require a successor to assume and agree to perform the agreement; (v) the imposition of any requirement that Mr. Szymanski relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and Mr. Szymanski. For such an act or omission by the Company to constitute Good Reason, (i) Mr. Szymanski must notify the Company in writing within 60 days after he has knowledge that an event constituting Good Reason has occurred; (ii) such act or omission must be capable of being cured and continue after Mr. Szymanski has given the Company notice thereof beyond 30 days following Company’s receipt of the required notice; and (iii) Mr. Szymanski must actually terminate employment within 30 days of the end of the 30-day cure period.

Under Mr. Szymanski’s employment agreement “Cause” means Mr. Szymanski’s (i) repeated failure to perform his duties commensurate with his position as determined in the sole discretion of the Company; (ii) refusal to follow the lawful policies and directives of his supervisors; (iii) material breach of the provisions of the employment agreement; (iv) engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) breach of any fiduciary duty owed to the Company or (vi) knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) will be effective unless the conduct providing Cause to terminate continues after Mr. Szymanski has been given notice thereof and 30 days in which to cure the same.

Under Mr. Szymanski’s employment agreement, “Change in Control” will be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who at the beginning of any two-year period constitute the Board of Directors, plus new directors of the Company whose election or nomination for election by the Company’s stockholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board; or (iii) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

Pursuant to the terms of the equity awards granted to Mr. Szymanski, upon a termination due to his death or disability, unvested RSUs then held by Mr. Szymanski would become fully vested and vested options would remain exercisable for a period of 12 months following the date of death or date of termination due to disability. In the case of any other termination of employment, other than a termination by the Company for cause, in general, vested options then held by Mr. Szymanski would be exercisable for a period of 90 days. Upon a termination of employment for cause, options then held by Mr. Szymanski would immediately expire. Upon a change in control (as defined in the Amended and Restated 2007 Plan), awards of RSUs, options and LTIP Units under the Amended and Restated 2007 Plan will become fully vested if such awards are not assumed or substituted and, if assumed or substituted, such awards will fully vest upon a termination of the executive’s employment by the Company without cause or by the executive for good reason within 12 months following a change in control.

Mr. Kalisman

Mr. Kalisman is not entitled to any payments or benefits upon a termination of employment or a change in control.

Director Compensation

On August 14, 2014, the Board voted to adjust the non-employee director compensation policies of the Board. Retroactive to May 14, 2014, the current non-employee directors of the Company would receive the compensation as set forth below. The Company’s Corporate Governance Guidelines provide that a substantial portion of director compensation shall be provided in the form of restricted stock units or other equity-based compensation.

The following table summarizes the various fees applicable to directors:

Annual fee
• Non-employee directors	$100,000
Fee for Chairman of Committees
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Corporate Governance and Nominating Committee	$10,000
• Special Transaction Committee	$—
Fee for Committee Membership
• Audit Committee	$7,500
• Compensation Committee	$6,250
• Corporate Governance and Nominating Committee	$5,000
• Special Transaction Committee	$5,000
Fee for each meeting attended in person[1]
• Board of Directors	$—
• Audit Committee	$—
• Compensation Committee	$—
• Corporate Governance and Nominating Committee	$—
• Special Transaction Committee	$—
Fee for each meeting attended by telephone[1]
• Board of Directors	$—
• Audit Committee	$—
• Compensation Committee	$—
• Corporate Governance and Nominating Committee	$—
• Special Transaction Committee	$—

1.	Meeting fees of $1,250, per meeting, will be paid to each non-employee director (except in the case of the Special Transactions Committee, which fees will be paid to all committee members) to the extent that the Board meets in excess of 10 times per year. Such fees will only be payable for meetings held thereafter (i.e., beginning with meeting number 11, per annum). In addition, to the extent a given committee meets in excess of 10 times per year, all members of such committee will be paid a per meeting fee of $1,250 held after the aforementioned threshold (i.e., beginning with meeting number 11, per annum).

Directors who are our officers or employees generally receive no compensation for their services as directors, except that the Chief Executive Officer receives meeting fees for his attendance at meetings of the Special Transaction Committee. In addition, we reimburse all directors for reasonable and customary out-of-pocket expenses incurred in connection with their services on the Board.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2014. Compensation received by Mr. Kalisman as a director is disclosed in the Summary Compensation Table and is not reflected in the table below.

2014 Director Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
John Brecker	13,750	100,000	—		113,750
Andrew Broad	5,000	100,000	—		105,000
John J. Dougherty	51,250	100,000	—		151,250
Martin L. Edelman	17,500	100,000	—		117,500
Mahmood J. Khimji	—	—	—		—
Jonathan A. Langer	25,000	100,000	524,000	(3)	649,000
Andrea L. Olshan	—	—	—		—
Michael E. Olshan	—	—	—		—
Michelle S. Russo	12,500	100,000	—		112,500
Derex Walker	—	—	—		—
Parag Vora	—	—	—		—

(1)	Represents amounts paid to directors in 2014. In addition, members of the Special Transaction Committee earned the following fees for their attendance at meetings in the fourth quarter, which amounts were paid in 2015 and are not reflected in the table above: Mr. Broad: $11,250, Mr. Dougherty: $36,250 and Mr. Langer: $38,750.
(2)	Represents the grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of these assumptions made in the valuations affected in this column, see footnote 10 to the audited financial statements included in our 10-K for the year ended December 31, 2014. The 2014 annual fee to non-employee directors was paid in the form of RSUs that fully vest on May 14, 2015.
As of December 31, 2014, each of Mr. Brecker, Mr. Broad, Mr. Dougherty, Mr. Edelman, Mr. Langer and Ms. Russo held stock awards consisting of 12,987 RSUs, Mr. Walker held no stock awards, and none of our directors held stock options. Mr. Khimji, Ms. Olshan, Mr. Olshan, and Mr. Vora, each of whom ceased providing services as members of the Board in 2014, held no stock awards or stock options as of December 31, 2014.
(3)	Represents amount of stock Mr. Langer received in connection with a Consulting Agreement, On February 9, 2014 we entered into a Consulting Agreement with Mr. Langer. Under the terms of the Consulting Agreement, Mr. Langer provided services to us in connection with various strategic and financial opportunities through December 31, 2014. Pursuant to the Consulting Agreement, in consideration of Mr. Langer’s efforts in connection with the Hudson/Delano 2014 Mortgage Loan, including negotiating with the lenders and overseeing the transaction on our behalf, Mr. Langer was entitled to a payment of $495,000 (or 0.11% of the aggregate proceeds from the Hudson/Delano 2014 Mortgage Loan), payable in cash or stock, at our election. In May 2014, we issued stock to Mr. Langer as compensation for this fee, which was based on the grant date fair market value computed in accordance with FASB ASC Topic 718, as discussed in footnote 12 to the audited financial statements contained in our Form 10-K for the year ended December 31, 2014.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, relating to our equity compensation plan pursuant to which grants of securities may be made from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	2,399,299	(2)	$7.06	(3)	3,771,343	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	2,399,299	(2)	$7.06	(3)	3,771,343	(4)

(1)	The Amended and Restated 2007 Plan, which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, was approved by our stockholders on May 20, 2008. The Amended and Restated 2007 Plan was amended by our stockholders in January 2010 to increase the number of shares reserved for issuance under the plan by 3,000,000, and further amended by our stockholders in May 2012 to increase the number of shares reserved for issuance under the plan by 3,000,000.
(2)	Includes 1,124,740 options, 333,402 RSUs, of which all are subject to vesting conditions, and 941,157 LTIP Units. Conditioned on minimum allocation to the capital accounts of the LTIP Units for federal income tax purposes, each LTIP Unit may be converted, at the election of the holder, into one Membership Unit. Each of the Membership Units underlying these LTIP Units are redeemable at the election of the Membership Unit holder for (i) cash equal to the then fair market value of one share of our common stock, or (ii) at the option of the Company in its capacity as managing member of our operating company, one share of our common stock.
(3)	Weighted-average exercise price of outstanding options including the value of outstanding RSUs and LTIP Units. The weighted-average exercise price of outstanding options excluding the value of outstanding RSUs and LTIP Units is $15.07.
(4)	Represents the number of shares available for issuance under the Amended and Restated 2007 Plan assuming that all awards are made as options or stock appreciation rights. Upon a grant of awards other than awards of options or stock appreciation rights, the number of shares available for issuance under the Amended and Restated 2007 Plan is reduced by 1.7 times the number of shares of stock subject to such awards and any shares underlying options or stock appreciation rights not purchased or forfeited shall be added back to the limit set forth above by 1.7 times the number of shares of stock subject to such awards. The number of shares of stock available for issuance under the Amended and Restated 2007 Plan will not be increased by (i) any shares of stock tendered or withheld or surrendered in connection with the purchase of shares of stock upon exercise of an option, or (ii) any shares of stock deducted or delivered from an award payment in connection with the Company’s tax withholding obligations.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Russo (Chairman) and Messrs. Brecker and Dougherty. None of the Compensation Committee members is or was an officer or employee, or former officer or employee, of ours in 2014. No interlocking relationship exists or existed during 2014 between members of the Compensation Committee or the Board of Directors, and the board of directors or compensation or similar committees of any other company.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee oversaw the performance of a risk assessment of our employee compensation programs to ascertain any potential material risks that may be created by the program. The Compensation Committee considered the findings of the internal assessment and concluded that the Company’s employee compensation programs do not pose any material risks. With respect to executive compensation programs, the Compensation Committee determined that they are well-balanced between short-term and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and do not encourage executives to take unnecessary or excessive risks.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Committee is committed to continuing to design a compensation program for our executive officers, including our named executive officers, that will allow us to achieve our objectives of attracting and retaining highly-qualified executives, motivating them to perform at their highest individual levels, rewarding executives for achieving challenging Company financial and strategic goals and aligning the interests of our executives with those of our stockholders, in all cases, without creating incentives for our executives to take undue risk. The Compensation Committee expects that our executive compensation programs will continue to evolve and that, in 2015, it will continue to implement a more objective and formulaic compensation program to align pay with performance. On the basis of the changes that have been and continue to be implemented by our Compensation Committee, we ask that you support the actions of our Compensation Committee by voting to approve the compensation of our named executive officers. We urge stockholders to read the “Compensation Discussion and Analysis,” to review the Summary Compensation Table, related compensation tables and narrative disclosures, which provide detailed information on the compensation of our named executive officers.

Our Recommendation

THE ENTIRE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, the Compensation Committee and the Board of Directors intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, broker non-votes will not be counted. Abstentions will have the effect of votes against the proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

UNITE HERE, which represents that it is the owner of 1,000 shares of the Company’s common stock, has submitted the following proposal regarding special stockholder meetings (the “Special Meeting Proposal”) for consideration at the Annual Meeting. Unite Here’s address is 275 7th Avenue, New York, NY 10001. The Special Meeting Proposal is as set forth below:

RESOLVED, that the shareowners of Morgans Hotel Group Co. (“MHGC” or “Company”) urge the Company to take all steps necessary, in compliance with applicable law, to allow shareholders the right to call a special meeting with the consent of 25% or more of outstanding shares.

Shareholder Supporting Statement

This proposal, if passed and implemented, would make the Company more accountable to shareowners who currently lack any right to call a special meeting of shareholders.

Morgans Hotel Group is in the midst of undertaking a review of strategic alternatives. For successive years, dissident Board members have been elected by shareholders. In this context, the right of shareholders to call a special meeting is an important outgrowth of the strategic review process. The right to call a special meeting will allow shareholders to have a venue to express support or disapproval of strategic alternatives, and incentivize the Board to bring strategic options to a vote of shareholders.

The ability to protect and exercise shareholder rights becomes increasingly important as lodging companies enter a period of increased merger and acquisition activity. At the end of 2014, Intercontinental Hotel Group announced an acquisition of Kimpton Hotels, a competitor to Morgans in the lifestyle brand arena. Additionally, during this period in the last hotel cycle, a dozen hotel companies were acquired by private equity or other hotel companies.

After two contested board elections and numerous offers to be acquired that were not acted on, our Board has initiated a search for strategic alternatives. We urge shareholders to preserve strategic alternatives by recommending our Board allow shareholders to call a special meeting with a minimum of 25% of outstanding shares.

The Board of Directors’ Statement in Opposition

The Board unanimously recommends voting “AGAINST” the Special Meeting Proposal for the following reasons:

The Board believes that it is not in the best interests of all stockholders or the Company to enable holders of only 25% of the Company’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. Consistent with the General Corporation Law of the State of Delaware, the Company’s Amended and Restated Certificate of Incorporation provides that a special meeting may be called at any time by our Board. This allows our highly qualified Board to listen to and consider the interests of all of the stockholders and enables the directors to exercise their seasoned business judgment, consistent with their fiduciary obligations to all stockholders, in determining when it is in the best interest of all stockholders to convene a special meeting. This mechanism effectively safeguards the broader interests of all stockholders and the Company.

Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. Giving holders of as little as 25% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources. Preparing and conducting a special meeting could distract the Board and management from their focus of maximizing long-term financial returns to stockholders. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and management to prepare for and conduct the meeting.

Moreover, the power to call a special meeting has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the Board, which has the legal duty to protect the interests of all stockholders. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve a narrow self-interest at the expense of the majority of our stockholders and the Company. For example, antagonistic stockholders or activists may pursue a special meeting with the goal of being disruptive to the Company’s business or to propose issues that facilitate their own short-term focused exit strategies.

With respect to UNITE HERE’s statements concerning the Board’s review of strategic alternatives, the Company believes that the allegations are factually inaccurate and misleading, and do not warrant further rebuttal. The Board formed a Special Transaction Committee in response to stockholder feedback and it has been pursuing all possible avenues to maximize value for our stockholders.

The Board believes that our Company’s existing governance policies and practices provide stockholders with access to the Board and members of senior management and offer ample opportunity for stockholders to express their views to management. Because each director is elected annually, our directors are accountable to the Company’s stockholders and must represent their interests.

In addition, the Board believes that the current timing and process set forth in our Amended and Restated By-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2016 Annual Meeting is described on page 59 of this proxy statement. Furthermore, the rules governing companies listed on NASDAQ and incorporated under Delaware law require us to submit certain matters to a vote of stockholders for approval, such as mergers, large share issuances and the approval of equity-based compensation plans. Accordingly, the Board does not believe that approval of the Special Meeting Proposal is necessary or advisable.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THE SPECIAL MEETING PROPOSAL, IF IT IS PRESENTED AT THE ANNUAL MEETING.

Vote Required

Because, as discussed above, the Special Meeting Proposal represents a recommendation to the Board to take action, the affirmative vote of holders of a majority of the shares of common stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote on the Special Meeting Proposal is required for its adoption. For purposes of the vote on the Special Meeting Proposal, broker non-votes will not count and will have no effect on the result of the vote. Abstentions will have the effect of votes against a proposal.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2015, certain information regarding the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors or director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of April 2, 2015 and RSUs and LTIP Units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 34,427,520 shares of common stock outstanding as of April 2, 2015.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018.

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
5% Stockholders:
Yucaipa American Alliance Fund II, L.P.(1)
Yucaipa American Alliance (Parallel) Fund II, L.P.
Yucaipa American Alliance Fund II, LLC
Yucaipa American Funds, LLC
Yucaipa American Management, LLC
Ronald W. Burkle	12,522,367	36.5%
OTK Associates, LLC(2)
Robert S. Taubman
Michael E. Olshan	4,500,000	13.1%
Brian Taylor(3) Pine River Capital Management L.P.	3,239,521	9.4%
David T. Hamamoto(4)	2,549,941	7.4%
Accommodations Acquisition Corporation(5) Vector Group Ltd.	2,196,447	6.4%
Ameriprise Financial, Inc.(6) Columbia Management Investment Advisors, LLC	1,797,335	5.2%
GGCP, Inc.(7)
GGCP Holdings LLC
GAMCO Investors, Inc.
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Gabelli Securities, Inc.
G.research, Inc.
MJG Associates, Inc.
Gabelli Foundation, Inc.
MJG-IV Limited Partnership
Mario Gabelli	1,722,966	5.0%

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
Directors, Director Nominees and Named Executive Officers:
Jason T. Kalisman(8)	—	—
John Brecker(9)	12,987	*
Andrew Broad(10)	12,987	*
John J. Dougherty(11)	12,987	*
Kenneth E. Cruse(12)	2,213	*
Martin L. Edelman(13)	12,987	*
Jonathan A. Langer(14)	78,899	*
Howard M. Lorber(15)	2,213	*
Bradford B. Nugent	—	—
Michelle S. Russo(16)	12,987	*
Richard T. Szymanski(17)	434,948	1.2%
Joshua Fluhr(18)	52,711	*
Meredith L. Deutsch (19)	1,399	*
Daniel R. Flannery(20)	412,450	1.2%
Yoav Gery(21)	398,634	1.1%
Executive Officers and Directors as a group (13 persons)	637,318	1.8%

*	Less than 1%
(1)	Based upon the information provided in the Schedule 13D/A filed on February 2, 2015 by Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund II, LLC, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. Mr. Burkle is the managing member of Yucaipa American Management, LLC, which is the managing member of Yucaipa American Funds, LLC, which is the managing member of Yucaipa American Alliance Fund II, LLC, which, in turn, is the general partner of each of Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. The beneficial ownership of common stock of the Company is through the ownership of 22,367 shares of vested restricted stock units by Mr. Burkle, and warrants to purchase an aggregate of up to 12,500,000 shares of the Company’s common stock. Exercise of the warrants is subject to mandatory cashless exercise, which reduces the shares of the Company’s common stock received upon exercise, and the number of shares received will be determined by the fair market value of the Company’s common stock at the time of such exercise. The percent of class of the Company’s common stock beneficially owned does not reflect any reduction for the effect of the mandatory cashless exercise as the amount of such reduction is not determinable until the time of exercise. Mr. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC and Yucaipa American Alliance Fund II, LLC have shared voting and dispositive power over 12,500,000 shares beneficially owned, Yucaipa American Alliance Fund II, L.P. has sole voting and dispositive power over 7,535,580 shares beneficially owned and Yucaipa American Alliance (Parallel) Fund II, L.P. has sole voting and dispositive power over 4,964,420 shares beneficially owned. Mr. Burkle is the direct beneficial owner of 22,367 shares of common stock in the Company. The business address of each member of the group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.
(2)	Based upon the information provided in the Schedule 13D/A filed on March 18, 2013 by OTK, Robert S. Taubman and Michael E. Olshan. OTK beneficially owns 4,500,000 shares of the Company’s common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Michael E. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and dispositive power over the Company’s common shares beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 200 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.

(3)	Based upon the information provided in the Schedule 13G/A filed on February 2, 2015 by Brian Taylor and Pine River Capital Management L.P. (“Pine River”). Mr. Taylor and Pine River beneficially own 3,239,521shares of the Company’s common stock and each have shared voting and dispositive power with respect to 3,239,521 shares of such common stock. Mr. Taylor is the founder and Chief Executive Officer of Pine River, responsible for the management and oversight of Pine River’s funds, so he may be deemed to have shared voting and dispositive power with respect to the 3,239,521 shares of common stock. Each of Mr. Taylor and Pine River disclaims beneficial ownership of the securities reported, except to the extent of their indirect pecuniary interests therein. The business address of Pine River is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.
(4)	Based upon the information provided in the Schedule 13D/A filed on October 9, 2013 by David Hamamoto, Mr. Hamamoto beneficially owns 2,583,438 shares of the Company’s common stock. Mr. Hamamoto has sole voting power with respect to 2,065,384 shares of Company’s common stock, sole dispositive power with respect to 2,549,941 shares of the Company’s common stock and shared dispositive power with respect to 33,497 shares of the Company’s common stock. The 2,549,941 shares of common stock for which Mr. Hamamoto has sole dispositive power include 2,065,384 shares of common stock, over which Mr. Hamamoto has sole dispositive power and sole voting power, and 484,557 shares of common stock, over which Mr. Hamamoto only has sole dispositive power but no voting power, which represent Mr. Hamamoto’s beneficial ownership of 484,557 vested LTIP Units convertible into common stock. The 33,497 non-voting units over which Mr. Hamamoto is deemed to have shared dispositive power, represent Mr. Hamamoto’s portion (through DTH Holdings LLC) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), and 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP. Mr. Hamamoto disclaims beneficial ownership of the shares of common stock that may be issued in redemption of the nonvoting units. Of the 2,065,384 shares of common stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 1,737,177 shares of common stock are beneficially owned by Mr. Hamamoto through DTH Holdings LLC, David T. Hamamoto GRAT I — 2012, David T. Hamamoto GRAT II — 2013, Hilo II and Kona II. DTH Holdings LLC directly beneficially owns 336,342 shares of common stock, David T. Hamamoto GRAT I — 2012 directly beneficially owns 357,324 shares of common stock (the “2012 GRAT Shares”), David T. Hamamoto GRAT II – 2013 directly beneficially owns 500,000 shares of common stock (the 2013 GRAT Shares”), Hilo II owns 85,907 shares of common stock (the “Hilo II Shares”), and Kona II owns 457,604 shares of common stock (the “Kona II Shares”). Mr. Hamamoto is deemed to beneficially own the foregoing shares of common stock as the sole manager or trustee of each such entity. The 2012 GRAT Shares were transferred from DTH Holdings LLC and Mr. Hamamoto individually. The Hilo II Shares were indirectly transferred from Hilo I and the Kona II Shares were indirectly transferred from Kona I. In addition, of the 2,065,384 shares of Common Stock over which Mr. Hamamoto has sole voting power and sole dispositive power, 328,207 shares of common stock are directly beneficially owned by Mr. Hamamoto and were purchased in open market transactions or received as equity grants from the Company. Mr. Hamamoto’s business address is c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, NY, 10022.
(5)	Based upon the information provided in the Schedule 13D/A filed on May 19, 2014 by Accommodations Acquisition Corporation, a wholly-owned subsidiary of Vector Group Ltd. (“Vector”). Vector is a public company, with its common stock traded on the New York Stock Exchange, which is a holding company for a number of businesses. Accommodations Acquisition Corporation and Vector are deemed to be a group beneficially owning 2,196,447 shares of the Company’s common stock and has shared voting and dispositive power with respect to 2,196,447 shares of such common stock. The business address of Accommodations Acquisition Corporation and Vector is 14400 Biscayne Boulevard, Miami, FL 33131.
(6)

Based upon the information provided in the Schedule 13G filed on February 17, 2015 by Ameriprise Financial, Inc. (“Ameriprise”) and Columbia Management Investment Advisors (“CMIA”). Ameriprise and CMIA beneficially own 1,797,335 shares of the Company’s common stock and each have shared voting power to 1,305,684 shares and shared dispositive power with respect to 1,797,335 shares. Ameriprise is the parent company of CMIA and may be deemed to have shared voting and dispositive power over the shares beneficially owned by CMIA. Each of Ameriprise and CMIA disclaims beneficial ownership of the shares reported. The business address of Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The business address of CMIA is 225 Franklin St., Boston, MA 02110.
(7)	Based upon the information provided in the Schedule 13D filed on September 18, 2014 by GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), G.research, Inc. (“G.research”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”) (together, the “Reporting Entities”), and Mario Gabelli.

The 1,722,966 shares of common stock for which Mr. Gabelli has sole dispositive power include: 330,200 shares of common stock beneficially owned by GAMCO, a wholly-owned subsidiary of GBL, an entity in which GGCP Holdings is the controlling stockholder; 181,809 shares beneficially owned by Gabelli Funds, a wholly owned subsidiary of GBL; 629,376 shares beneficially owned by GSI, a majority owned subsidiary of GBL; and 581,581 shares beneficially owned by Teton Advisors. Mr. Gabelli is deemed to have sole dispositive and voting power over the 1,722,966 shares of the Company’s common stock beneficially owned by the Reporting Entities. GGCP is the manager and a member of GGCP Holdings. Mr. Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mr. Gabelli is also a member of GGCP Holdings and the controlling stockholder of Teton. The Reporting Entities and Mr. Gabelli do not admit that they constitute a group.

GAMCO and G.research are New York corporations and GBL, GSI, and Teton Advisors are Delaware corporations, each having its principal business office at One Corporate Center, Rye, New York 10580. GGCP is a Wyoming corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. GGCP Holdings is a Delaware limited liability corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. Gabelli Funds is a New York limited liability company having its principal business office at One Corporate Center, Rye, New York 10580. MJG Associates is a Connecticut corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. The Foundation is a Nevada corporation having its principal offices at 165 West Liberty Street, Reno, Nevada 89501.

(8)	Does not include 4,500,000 shares of the Company’s common stock held by OTK Associates, LLC. Mr. Kalisman owns an indirect interest in OTK and may be deemed to share beneficial ownership of the shares held by OTK.
(9)	Consists of 12,987 restricted stock units that will vest on May 14, 2015.
(10)	Consists of 12,987 restricted stock units that will vest on May 14, 2015.
(11)	Consists of 12,987 restricted stock units that will vest on May 14, 2015.
(12)	Consists of 2,213 restricted stock units that will vest on May 14, 2015.
(13)	Consists of 12,987 restricted stock units that will vest on May 14, 2015.
(14)	Consists of 12,987 restricted stock units that vest on May 14, 2015 and 65,912 vested restricted stock units issued in lieu of cash pursuant to Mr. Langer’s consulting agreement with the Company.
(15)	Consists of 2,213 restricted stock units that will vest on May 14, 2015.
(16)	Consists of 12,987 restricted stock units that will vest on May 14, 2015.
(17)	Includes 113,894 options to purchase shares of common stock and 172,493 LTIP Units convertible into shares of common stock.
(18)	Consists of 27,490 shares of common stock and 25,221 restricted stock units that will vest on May 5, 2015.
(19)	Consists of 1,399 restricted stock units that vested on December 31, 2014.
(20)	Beneficial ownership information as of March 10, 2014, Mr. Flannery’s termination date, and includes 200,000 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Flannery’s participation in the Outperformance Award Program, as discussed further above in “Compensation of Directors and Executive Officers.” Mr. Flannery served as Executive Vice President and Chief Operating Officer of the Company until March 10, 2014. The table does not include the vesting of all unvested equity awards effective March 10, 2014, pursuant to Mr. Flannery’s employment agreement.
(21)

Beneficial ownership information as of March 10, 2014, Mr. Gery’s termination date, and includes 200,000 options to purchase shares of common stock. The above beneficial ownership does not include Mr. Gery’s participation in the Outperformance Award Program, as discussed further above in “Compensation of Directors and Executive Officers.” Mr. Gery served as Executive Vice President and Chief Development Officer of the Company until March 10, 2014. The table includes the vesting of all unvested equity awards effective March 10, 2014, pursuant to Mr. Gery’s employment agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These reporting persons are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The Company has adopted a written related person transaction policy and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics and Code of Business Conduct, which is described above in “Board of Directors and Corporate Governance — Corporate Governance Information — Code of Ethics and Code of Business Conduct.”

The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and other procedures and guidelines implemented by the Company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person shall immediately bring the matter to the attention of the Company’s chief legal officer. Any proposed related person transaction shall be presented by the chief legal officer to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction. In the event that all of the directors are deemed to have an interest in the transaction, the Company may enter into the transaction if it is approved in accordance with the provisions of the DGCL.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s proxy statement and other appropriate filings to the extent required by the rules and regulations of the SEC and Nasdaq.

Consulting Agreement with Jonathan A. Langer

On February 9, 2014, the Company entered into a one-year Consulting Agreement with Jonathan A. Langer, a member of the Company’s Board. Based upon Mr. Langer’s extensive experience both in the financial sector and hospitality industry, the Company believes that Mr. Langer is uniquely suited to provide financial and strategic advisory services to the Company. Under the terms of the Consulting Agreement, Mr. Langer provided services to the Company in connection with various strategic and financial opportunities. Pursuant to the Consulting Agreement, in consideration of Mr. Langer’s efforts in connection with the refinancing of the Company’s $180 million mortgage loan secured by Hudson in New York and $100 million revolving credit facility secured by Delano South Beach with nonrecourse mortgage and mezzanine loans in the aggregate principal amount of $450 million (collectively, the “2014 Loan”), including negotiating with the lenders and overseeing the transaction on the Company’s behalf, Mr. Langer was entitled to a payment of $495,000 (or 0.11% of the aggregate proceeds from the 2014 Loan), payable in cash or stock, at the Company’s election. In May 2014, the Company issued stock to Mr. Langer as compensation for this fee. Additionally, under the terms of the Consulting Agreement, Mr. Langer was also eligible to be compensated for the successful negotiation of a revised hotel management or new franchise agreement with one of the Company’s existing hotels in an amount equal to 2.0% of the projected management, incentive and franchise fees to be earned by the Company during the duration of the management or franchise agreement, plus certain other potential fess not to exceed $250,000. Mr. Langer’s Consulting Agreement expired on December 31, 2014 and no fees were earned related to the negotiation of a revised hotel management agreement or new franchise agreement prior to expiration.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2014, including our consolidated financial statements.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, May 13, 2015:

Stockholders may access the proxy statement and the 2014 Annual Report, as well as transmit their voting instructions, by having their proxy card and related instructions in hand and accessing:

www.proxyvote.com

Additionally, upon written request, we will provide you without charge, a copy of our 2014 Annual Report that we filed with the SEC. You should make your request in writing to:

Morgans Hotel Group Co.

Attention: Investor Relations

475 Tenth Avenue

New York, NY 10018

Other Matters to Come Before the 2015 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement in their own discretion.

Stockholder Proposals and Nominations for the 2016 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 17, 2015.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our by-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2016 annual meeting must be received no earlier than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed.

* * * *

By Order of the Board of Directors

Name:	Meredith L. Deutsch
Title:	Secretary

New York, NY

April 15, 2015

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 12, 2015.

Vote by Internet

•	Log on to the Internet and go to www.proxyvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-690-6903 within the United States of America, United States territories & Canada any time on a touch tone telephone.

•	There is NO CHARGE to you for the call.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M60758-P40521 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORGANS HOTEL GROUP CO.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Director Nominees:				☐	☐	☐
	01)	Jason T. Kalisman	06)	Martin L. Edelman

	02)	John Brecker	07)	Jonathan A. Langer

	03)	Andrew Broad	08)	Howard M. Lorber

	04)	Kenneth E. Cruse	09)	Bradford B. Nugent

	05)	John L. Dougherty	10)	Michelle S. Russo

The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain

2.	Ratification of appointment of independent registered public accounting firm.								☐	☐	☐

3.	Advisory vote to approve executive compensation.								☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Urge the Company to take all steps necessary, in compliance with applicable law, to allow stockholders the right to call a special meeting with the consent of 25% or more of outstanding shares.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M60759-P40521

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MORGANS HOTEL GROUP CO.

Annual Meeting of Stockholders

May 13, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason T. Kalisman, Richard T. Szymanski, and Meredith L. Deutsch, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MORGANS HOTEL GROUP CO. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on May 13, 2015, at Hudson, 356 West 58th Street, New York, NY 10019, or any properly authorized adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side